The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated April 6, 2009

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 4, 2008)

Filed pursuant to
Rule 424(b)(5)
Registration No. 333-149539

$275,000,000

% Convertible Senior Notes due 2012

We are offering $275,000,000 aggregate principal amount of our  % Convertible Senior Notes due 2012. Interest on the notes will accrue from     and will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2009. The notes will mature on April 15, 2012, unless earlier repurchased by us or converted.

Holders may convert their notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date for the notes. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination thereof at our election as described in this prospectus supplement. The initial conversion rate for the notes will be           shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $      per share of common stock. Such conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest, including any additional interest.

Following certain corporate transactions, we will increase the applicable conversion rate for a holder that elects to convert its notes in connection with such corporate transactions by a number of additional shares of our common stock as described in this prospectus supplement.

We may not redeem the notes prior to their stated maturity date.

If we undergo a fundamental change, as defined in this prospectus supplement, holders may require us to purchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date, as defined herein.

The notes will be our senior unsecured obligations, will be equal in right of payment with our other senior unsecured debt and will be senior in right of payment to our debt that is expressly subordinated to the notes, if any. The notes will also be structurally subordinated to all debt and other liabilities and commitments (including trade payables) of our subsidiaries. The notes will also be effectively junior to our secured debt, if any, to the extent of the assets securing such debt.

The notes will not be listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “BWA.” On April 3, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $24.63 per share.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10.

	Price to	Underwriting	Proceeds to
	Public (1)	Discounts	Company (1)

Per Note	%	%	%
Total	$	$	$

(1)	Plus accrued interest from , 2009 if settlement occurs after that date.

We have granted the underwriters the right to purchase up to an additional $41,250,000 principal amount of the notes within the 13-day period beginning on the date the notes are first issued, solely to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers in book-entry form through the Depository Trust Company on or about   , 2009.

Joint Book-Running Managers
Morgan Stanley
Merrill Lynch & Co.
Citi
Deutsche Bank Securities

April   , 2009

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This document may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement. Also, you should not assume that there has been no change in the affairs of BorgWarner since the date of this prospectus supplement.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement and in the accompanying prospectus and other materials filed or to be filed with the Securities and Exchange Commission (or otherwise made by BorgWarner or on BorgWarner’s behalf) contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. When used in this prospectus supplement and in the accompanying prospectus and in other materials filed or to be filed with the SEC (or otherwise made by BorgWarner or on BorgWarner’s behalf), forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intends,” “believes,” “plans” or similar language. These forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year. Although these expectations may change, we may not inform you if they do.

You should understand that many important factors, in addition to those discussed or incorporated by reference in this prospectus supplement or in the accompanying prospectus or other public communications, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include, in addition to others not described in this prospectus supplement or in the accompanying prospectus or other public communications, are those described in the “Risk Factors” section of this prospectus supplement and the accompanying prospectus. In light of these risks and uncertainties, the forward-looking events discussed in this prospectus supplement or the accompanying prospectus or other public communications might not occur.

SUMMARY

This summary highlights selected information about our company and the offer and sale of notes. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, and the other documents that we refer to and incorporate by reference herein for a more complete understanding of us and this offering. In particular, we incorporate by reference important business and financial information into this prospectus supplement and the accompanying prospectus. As used in this prospectus supplement and the accompanying prospectus, the terms “BorgWarner”, “we”, “us”, “our” and similar terms refer to BorgWarner Inc. and its subsidiaries, unless the context indicates otherwise.

BorgWarner Inc.

BorgWarner Inc. is a leading, global supplier of highly engineered automotive systems and components, primarily for powertrain applications. Our products help improve vehicle performance, fuel efficiency, stability and air quality. These products are manufactured and sold worldwide, primarily to original equipment manufacturers (“OEMs”) of light-vehicles (passenger cars, sport-utility vehicles, vans and light-trucks). Our products are also sold to other OEMs of commercial trucks, buses and agricultural and off-highway vehicles. We also manufacture and sell our products to certain other tier one vehicle systems suppliers to the OEMs and into the aftermarket for light and commercial vehicles. We operate manufacturing facilities serving customers in the Americas, Europe and Asia, and we are an original equipment supplier to every major automotive OEM in the world.

Recent Developments

Industry Trends

The global credit crisis and recession have continued adversely to affect the automotive industry and, as a result, our business and financial performance, including in our recently completed quarter ended March 31, 2009. Additional information regarding the effect on us of adverse conditions in the automotive industry and related sectors is set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated into this prospectus supplement by reference, including under the sub-headings “Our industry is cyclical and our results of operations will be adversely affected by industry downturns,” “We are dependent on market segments that use our key products and would be affected by decreasing demand in those segments,” “Suppliers’ economic distress could result in the disruption of our operations and have a material effect on our business” and “Conditions in the automotive industry may adversely affect our business.”

Pending Revolving Credit Facility

Our $600 million multi-currency revolving credit facility will expire, under its current terms, on July 22, 2009. We are currently negotiating an extension or renewal of the facility. If these negotiations were unsuccessful, it could adversely affect our liquidity and ability to operate. We expect that any renewed or extended facility would contain additional covenants and that the maximum borrowing amount under any such extended or renewed facility, taken together with the amount of the proceeds of this offering, will be less than the maximum borrowing amount under the current facility. We have received indications of interest in respect of a total of approximately $220 million of borrowing capacity from the banks that have responded to date, though these indications are subject to revocation or revision. The reduction in the liquidity available to us resulting from a lower maximum borrowing amount may in the future impact our ability to respond to financial challenges and to exploit business opportunities. In addition, we anticipate that the facility will be guaranteed by our existing and future direct and indirect domestic and, to the extent no material adverse tax consequences would result, foreign subsidiaries. We also anticipate that under the terms of the renewed or extended facility, if our senior, unsecured, long-term indebtedness is at any time rated less than or equal to BB+ by Standard & Poor’s and less than or equal to Ba1 by Moody’s Investors Service, then we will be required to secure the facility with collateral including our machinery and equipment, inventory and other goods, accounts receivable and intercompany debt. Our senior, unsecured long-term indebtedness is currently rated BBB by Standard & Poor’s and Ba1 by Moody’s Investors Service.

At December 31, 2008 and December 31, 2007 there were no outstanding borrowings under our revolving credit facility. Affiliates of the underwriters act as administrative agent, syndication agent and lenders under our multi-currency revolving credit facility. See “Underwriters.”

BorgWarner was incorporated in Delaware in 1987. Our principal executive offices are located at 3850 Hamlin Road, Auburn Hills, Michigan 48326, and our telephone number is (248) 754-9200. Our website address is www.borgwarner.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus supplement or the accompanying prospectus.

Summary Financial Data

The following table sets forth our summary consolidated financial information. We derived the operating data and other financial data for the three years ended December 31, 2008 and balance sheet data as of such dates from our consolidated financial statements incorporated by reference into this prospectus supplement. This information should be read in conjunction with the consolidated financial statements and related notes thereto incorporated by reference into this prospectus supplement.

For the Period Ended December 31,
2008	2007	2006
(in millions, except per share data)

Statement of Operations Data:
Net sales	$5,263.9	$5,328.6	$4,585.4
Cost of sales	4,425.4	4,378.7	3,735.5

Gross profit	838.5	949.9	849.9
Selling, general and administrative expenses	542.9	531.9	498.1
Restructuring expense	127.5	—	84.7
Goodwill impairment charge	156.8	—	—
Other income	(3.1)	(6.8)	(7.5)

Operating income	14.4	424.8	274.6
Equity in affiliates’ earnings, net of tax	(38.4)	(40.3)	(35.9)
Interest expense and finance charges	38.8	34.7	40.2

Earnings before income taxes and minority interest	14.0	430.4	270.3
Provision for income taxes	33.3	113.9	32.4
Minority interest, net of tax	16.3	28.0	26.3

Net earnings (loss)	$(35.6)	$288.5	$211.6

Earnings (loss) per share – basic	$(0.31)	$2.49	$1.84
Earnings (loss) per share – diluted	$(0.31)	$2.45	$1.83

Other Financial Data:
Operating margin	0.3%	8.0%	6.0%
Pre-tax margin	0.3%	8.1%	5.9%
Ratio of earnings to fixed charges (a)	1.14	x	8.44	x	5.88	x
Net cash provided by operating activities	$400.8	$603.5	$442.1
Net cash used in investing activities	(485.1)	(368.0)	(341.1)
Net cash provided by (used in) financing activities	5.1	(159.3)	(59.9)

	As of December 31,
	2008	2007	2006
	(in millions)

Balance Sheet Data:
Cash	$103.4	$188.5	$123.3
Marketable securities	—	14.6	59.1
Total assets	$4,644.0	$4,958.5	$4,584.0
Total debt	780.3	636.3	721.1
Minority interest	31.5	117.9	162.1
Total stockholders’ equity	$2,006.0	$2,321.1	$1,875.4

(a)     In the computation of our ratios of earnings to fixed charges, earnings consist of earnings before income taxes, minority interests and equity in affiliate earnings, plus fixed charges, amortization of capitalized interest, and dividends received from equity affiliates, less capitalized interest. Fixed charges consist of interest expensed and capitalized and one-third of rental expense (approximate portion representing interest).

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	BorgWarner Inc.

Notes Offered	$275,000,000 aggregate principal amount of % Convertible Senior Notes due 2012. We have also granted the underwriters the option to purchase within the 13-day period beginning on the date the notes are first issued, up to an additional $41,250,000 aggregate principal amount of notes, solely to cover over-allotments.

Maturity Date	April 15, 2012, subject to earlier repurchase or conversion.

Ranking	The notes will be equal in right of payment with all of our existing and future unsecured senior debt and senior in right of payment to our debt that is expressly subordinated to the notes, if any. The indenture pursuant to which the notes will be issued will not limit the amount of debt that we or our subsidiaries may incur. The notes will be structurally subordinated to all debt and other liabilities and commitments (including trade payables) of our subsidiaries. The notes will also be effectively junior to our secured debt, if any, to the extent of the value of the assets securing such debt.

As of December 31, 2008, our subsidiaries had $1,645.2 million of total liabilities.

Interest and Payment Dates	Interest on the notes will accrue at a rate of % per annum on the principal amount from , 2009, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2009.

Optional Redemption	We may not redeem the notes prior to their stated maturity date.

Conversion Rights	Holders may convert their notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the notes, into equal multiples of $1,000 principal amount.

The initial conversion rate for the notes will be shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $ per share of common stock. Such conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest, including any additional interest.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination thereof at our election. We refer to our obligation to pay or deliver these amounts as our conversion obligation. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in the 40 trading-day cash settlement averaging period (as described herein).

See “Description of Notes—Conversion Rights—Settlement upon Conversion.”

In addition, following certain corporate transactions, we will increase the applicable conversion rate for a holder who elects to convert in connection with such corporate transactions by a number of additional shares of our common stock as described under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions.”

You will not receive any additional cash payment, including any additional interest, upon conversion of a note except in circumstances described in “Description of Notes—Conversion Rights—General.” Instead, interest will be deemed paid by the cash, shares of our common stock or a combination thereof paid or delivered, as the case may be, to you upon conversion of a note.

Fundamental Change	If we undergo a fundamental change (as defined under “Description of Notes—Fundamental Change Permits Holders to Require us to Purchase Notes”), you will have the option to require us to purchase all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date. We will pay cash for all notes so purchased.

Use of Proceeds	We estimate that the proceeds from this offering will be approximately $266.8 million ($306.8 million if the underwriters exercise their option to purchase additional notes in full), after deducting fees and before estimated expenses.

We expect to use the remaining net proceeds of the offering for general corporate purposes, including to repay short-term indebtedness, after applying a portion of the net proceeds for the cost of the convertible note hedges after such cost is offset by the proceeds of the warrant transactions described in “Purchase of Convertible Note Hedge and Sale of Warrants.”

The cost of the convertible note hedges, after being partially offset by the proceeds from the sale of the warrants, was approximately $ million. If the underwriters exercise their over-allotment option to purchase additional notes, we will use a portion of the net proceeds from the sale of additional notes to increase the number of shares underlying the convertible note hedges and we expect to increase the number of shares underlying the sold warrant transactions as well (which would result in additional proceeds to us), in each case on a pro rata basis. We expect to use the remaining proceeds, together with the proceeds from the sale of additional warrants, for general corporate purposes. See “Convertible Note Hedge and Warrant Transactions.”

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances described herein. See “Description of Notes—Book-Entry, Settlement and Clearance.”

Trading Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “BWA.”

Convertible Note Hedge and Warrant Transactions	Concurrently with the pricing of the notes, we have entered into convertible note hedge transactions with respect to our common stock (the “convertible note hedges”) with one or more of the underwriters or their respective affiliates, whom we refer to as the hedge counterparties. The convertible note hedges will cover, subject to customary anti-dilution adjustments, approximately million shares of our common stock, assuming the underwriters do not exercise their over-allotment option. Separately and concurrently with the pricing of the notes, we have entered into warrant transactions whereby we will sell to the hedge counterparties warrants to acquire, subject to customary anti-dilution adjustments, approximately million shares of our common stock (the “sold warrant transactions”), assuming the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option to purchase additional notes, the number of shares underlying the convertible note hedges will automatically increase and we expect to increase the number of shares underlying the sold warrant transactions as well, in each case on a pro rata basis.

The convertible note hedges are expected to reduce the potential dilution with respect to our common stock upon conversion of the notes in the event that the market value per share of our common stock, as measured under the convertible note hedges, at the time of exercise is greater than the strike price of the convertible note hedges, which corresponds to the initial conversion price of the notes and is similarly subject to customary antidilution adjustments. If, however, the volume-weighted price per share of our common stock exceeds the strike price of the sold warrants when they expire, there would be additional dilution from the issuance of common stock pursuant to the warrants.

The convertible note hedges and sold warrant transactions are separate transactions (in each case entered into by us with the hedge counterparties), are not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedges or the sold warrant transactions.

For a discussion of the impact of any market or other activity by the hedge counterparties (or their respective affiliates) in connection with the convertible note hedge and sold warrant transactions, see “Risk Factors—Risks Relating to the Notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

U.S. Federal Income Tax Consequences	Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes and the common stock issuable upon conversion of the notes. See “Material United States Federal Income Tax Considerations.”

Trustee	The trustee for the notes is The Bank of New York Mellon Trust Company, National Association.

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

You should refer to the section entitled “Risk Factors” and other information included or incorporated by reference in this prospectus supplement for an explanation of certain risks of investing in the notes.

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of the notes could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus supplement where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Relating to Our Business

Certain risks relating to us and our business are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this prospectus supplement, and which you should carefully review and consider. Additional discussion of the potential impact on us of certain recent developments is set forth above under “Recent Developments.”

Risks Relating to Our Common Stock

The market price of our common stock may be volatile, which could cause the value of your investment in BorgWarner to decline.

Any of the following factors could affect the market price of our common stock:

•	general market, political and economic conditions;

•	changes in earnings estimates and recommendations by financial analysts;

•	our failure to meet financial analysts’ performance expectations; and

•	changes in market valuations of other automotive suppliers.

In addition, many of the risks that are described elsewhere in this “Risk Factors” section and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 (which is incorporated by reference into this prospectus supplement) could materially and adversely affect our stock price. The stock markets have experienced price and volume volatility that has affected many companies’ stock prices. Stock prices for many companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. Fluctuations such as these may affect the market price of our common stock.

Other companies may have difficulty acquiring us due to provisions under our corporate charter and by-laws, as well as Delaware law.

Provisions in our restated certificate of incorporation, our amended and restated by-laws and under Delaware law could make it more difficult for other companies to acquire us, even if that acquisition would benefit our stockholders. Our restated certificate of incorporation and amended and restated by-laws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

•	our board of directors is divided into three classes of directors, each serving staggered, three-year terms;

•	directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of our outstanding voting power;

•	any alteration, amendment or repeal of the sections of the restated certificate of incorporation regarding the composition, election and classification of the board of directors requires the approval of the holders of at least 80% of our outstanding voting power;

•	our board of directors may issue up to 25,000,000 shares of preferred stock without a stockholder vote;

•	when it is evaluating any proposal from another party to make a tender offer for our equity securities, merge or consolidate us with another corporation or purchase or otherwise acquire substantially all of our properties and assets, our board of directors must give due consideration to all relevant factors, including the social and economic effects on our employees, customers, suppliers and other constituents and the communities in which we operate or are located;

•	directors will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, with limited exceptions; and

•	specified persons, including our directors, officers, employees or agents, are indemnified by us to the full extent permitted by the Delaware General Corporation Law, and we may enter into agreements with any person providing for indemnification greater or different than that provided by our certificate of incorporation.

We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any “interested stockholder,” meaning generally that a stockholder who beneficially owns 15% or more of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors.

Any of these restrictions could have the effect of delaying or preventing a change of control.

Risks Relating to the Notes,

If we complete the extension or renewal of our revolving credit facility on the currently anticipated terms certain of our subsidiaries will be required to guarantee the facility and under specified circumstances we will be required to secure the facility; as a result any borrowings under that facility will be effectively senior to the notes.

Our obligations under the notes will be unsecured. Our $600 million multi-currency revolving credit facility will expire, under its current terms, on July 22, 2009 and we are currently negotiating an extension or renewal of the facility. We expect that any renewed or extended facility would contain additional covenants, provide for certain subsidiary guarantees and require us to provide security under certain circumstances. We anticipate that under the terms of the renewed or extended facility, if our senior, unsecured, long-term indebtedness is at any time rated less than or equal to BB+ by Standard & Poor’s and less than or equal to Ba1 by Moody’s Investors Service, we will be required to secure the facility with collateral including our machinery and equipment, inventory and other goods, accounts receivable and intercompany debt. Our senior, unsecured long-term indebtedness is currently rated BBB by Standard & Poor’s and Ba1 by Moody’s Investors Service. In addition, we anticipate that the facility will be guaranteed by our existing and future direct and indirect domestic and, to the extent no material adverse tax consequences would result, foreign subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, (a) assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full and (b) assets of our subsidiaries will be available to our creditors only after satisfaction of the subsidiaries’ obligations, including any guaranties of the revolving credit facility and it is possible that payment obligations under the revolving credit facility would be satisfied and obligations under the notes would not.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the Securities and Exchange Commission (the “SEC”) on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired at 11:59 p.m., New York City Time, on Wednesday, October 8, 2008. However, the SEC and New York Stock Exchange are currently considering instituting other limitations on effecting short sales (such as the up-tick rule), and other regulatory organizations may do the same. Any future governmental actions that interfere with the ability of convertible notes investors to effect short sales on the underlying common stock could significantly affect the market value of convertible securities, including the notes.

We will have the ability to incur substantially more indebtedness, including secured indebtedness.

Our indenture governing the notes offered hereby do not contain any restrictions on our ability to incur additional indebtedness; although our other financing agreements contain certain such limitations, noteholders do not have any rights under such agreements. If we and our subsidiaries incur significant additional indebtedness, the related risks that we face could intensify.

Your right to receive payments on the notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the notes will be unsecured. If we incur secured indebtedness and subsequently default under that indebtedness, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes offered hereby at such time. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which payments could be made on the notes or, if any assets remained, they might be insufficient to satisfy fully our obligations under the notes. Additionally, in the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full.

As a holder of notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only if you receive our common stock upon conversion and only as of the date when you become an owner of the shares of our common stock upon such conversion. For example, in the event that an amendment is proposed to our charter or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed the owner of the shares of our common stock, if any, due upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The market price of the notes is expected to be significantly affected by the market price of our common stock, which may be volatile and will be affected by factors beyond our control.

We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to the factors discussed elsewhere in “Risk Factors,” including under the subheading, “— Risks Relating to Our Common Stock,” and in “Forward-Looking Statements,” among others, many of which are beyond our control.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the day that you exercise your conversion right and the day the conversion value of your notes is finally determined.

Unless we elect to deliver solely shares of our common stock in respect of our conversion obligation, we will satisfy our conversion obligation to holders by paying cash in respect of a specified portion of our conversion obligation and by delivering shares of our common stock in settlement of any amounts in excess of such specified portion of our conversion obligation. Accordingly, upon conversion of a note, you may not receive any shares of our common stock, or you may receive fewer shares of our common stock relative to the conversion value of that note. In addition, unless we elect to deliver solely shares of our common stock in respect of our conversion obligation, settlement of conversions may be delayed up to the 122nd day following the conversion date. See “Description of Notes—Conversion Rights—Settlement upon Conversion.” As a result, upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the day that you exercise your conversion right and the day the conversion value of your notes is finally determined.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the indenture does not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions.”

The conversion rate for notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” Such conversion rate will not be adjusted, however, for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. In addition, an event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to such conversion rate.

We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change as required by the indenture governing the notes.

Holders may require us to purchase their notes upon a fundamental change as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” A fundamental change may also constitute an event of default, and result in the effective acceleration of the maturity of our then-existing indebtedness. There can be no assurance that we would have sufficient financial resources, or would be able to arrange financing, to pay the fundamental change purchase price for the notes surrendered by the holders in cash. In addition, the terms of our financing agreements may limit our ability to pay any fundamental change purchase price. Failure by us to purchase the notes when required will result in an event of default with respect to the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of certain fundamental change transactions described under “Description of Notes,” you have the right to require us to repurchase your notes. However, the fundamental change provisions will only afford protection to holders of notes in the event of certain transactions. Other transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The adjustment to the applicable conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction constituting a make-whole fundamental change, as described under “Description of Notes,” occurs, under certain circumstances we will increase the applicable conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the applicable conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in, or the price of our common stock over a five trading-day period immediately preceding the effective date of, such transaction, as described under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions.” The adjustment to the applicable conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the stock price for such transaction (determined as described under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions”) is greater than $      per share, or if such price is less than $      per share (each such price, subject to adjustment), no adjustment will be made to the applicable conversion rate.

Our obligation to increase the applicable conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The fundamental change provisions may delay or prevent an otherwise beneficial takeover attempt of us.

The fundamental change purchase rights, which will allow noteholders to require us to purchase all or a portion of their notes upon the occurrence of a fundamental change, as defined in “Description of Notes,” and the provisions requiring an increase to the conversion rate for conversions in connection with make-whole fundamental changes may in certain circumstances delay or prevent a takeover of us and the removal of incumbent management that might otherwise be beneficial to investors.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. We do not intend to apply for listing of the notes on any securities exchange or arrange for the notes to be quoted on any quotations system. We have been advised by the representatives of the underwriters that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the representatives are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, an active market for the notes may not develop or, if developed, may not continue. The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of some or all of the notes may dilute the ownership interests of existing stockholders. Any sales in the public market of any of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into shares of our common stock or a combination of cash and shares of our common stock could depress the price of our common stock.

You may be subject to tax upon an adjustment to, or a failure to adjust, the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. In addition, a failure to adjust (or adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If you are a Non-U.S Holder (as defined in ‘‘Material United States Federal Income Tax Consequences”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the notes. See “Description of Notes—Conversion Rights—Conversion Rate Adjustment” and “Material United States Federal Income Tax Consequences.”

If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with such make-whole fundamental change. Such increase may be treated as aft distribution subject to U.S. federal income tax as a dividend. See “Material United States Federal Income Tax Consequences.”

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

We have entered into convertible note hedge transactions with the hedge counterparties concurrently with the pricing of the notes. The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the notes. Separately, we also have entered into warrant transactions with the hedge counterparties at that time. The warrant transactions could separately have a dilutive effect from the issuance of common stock pursuant to the warrants. If the underwriters exercise their option to purchase additional notes to cover over-allotments, the number of shares underlying the convertible note hedge transactions will automatically increase and we expect to increase the number of shares underlying the warrant transactions as well, in each case on a pro rata basis. In connection with hedging these transactions, the hedge counterparties or their respective affiliates:

•	may enter into various derivative transactions with respect to our common stock, concurrently with and shortly after the pricing of the notes; and

•	may enter into, or may unwind, various derivative transactions and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes and prior to maturity of the notes (and are likely to do so during any cash settlement averaging period related to any conversion of the notes).

Such activities could have the effect of increasing, or preventing a decline in, the trading price of our common stock concurrently with or following the pricing of the notes and could have the effect of decreasing the trading price of our common stock during any cash settlement averaging period related to a conversion of the notes.

The hedge counterparties or their respective affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, or other of our securities or instruments that they may wish to use in connection with such hedging. In particular, such hedging modifications may occur during the cash settlement averaging period, if any, for a conversion of notes, which may have a negative effect on the value of the consideration received following the conversion of those notes. In addition, we intend to exercise options we hold under the convertible note hedge transactions whenever notes are converted. In order to unwind their hedge positions with respect to those exercised options, the hedge counterparties or their respective affiliates may sell shares of our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the cash settlement averaging period, if any, for the converted notes. In addition, if the convertible note hedge and warrant option transactions fail to become effective when this offering of notes is completed, or if the offering is not completed, the hedge counterparties or their respective affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, as a result, the value of the notes. The effect, if any, of any of these transactions and activities on the trading price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares and value of the common stock you will receive upon conversion of the notes and, under certain circumstances, your ability to convert the notes. See “Purchase of Convertible Note Hedge and Sale of Warrants.”

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). Under FSP APB 14-1, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of FSP APB 14-1 on the accounting for the notes is that the equity component would be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008, and for interim periods within those fiscal years, with retrospective application required. As a result, because of our adoption of FSP APB 14-1 for fiscal 2009, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because FSP APB 14-1 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

USE OF PROCEEDS

We estimate that the proceeds from this offering will be approximately $266.8 million ($306.8 million if the underwriters exercise their option to purchase additional notes in full), after deducting fees and before estimated expenses.

We expect to use the remaining net proceeds of the offering for general corporate purposes, including to repay short-term indebtedness, after applying a portion of the net proceeds for the cost of the convertible note hedges after such cost is offset by the proceeds of the warrant transactions described in “Purchase of Convertible Note Hedge and Sale of Warrants.”

The cost of the convertible note hedges, after being partially offset by the proceeds from the sale of the warrants, was approximately $      million. If the underwriters exercise their over-allotment option to purchase additional notes, we will use a portion of the net proceeds from the sale of additional notes to increase the number of shares underlying the convertible note hedges and also expect the hedge counterparties to increase the number of shares underlying the sold warrant transactions (which would result in additional proceeds to us), in each case on a pro rata basis. We expect to use the remaining proceeds, together with the proceeds from the sale of additional warrants, for general corporate purposes, including the repayment of certain short-term indebtedness we have incurred to fund working capital requirements. As of March 31, 2009, we had various forms of short-term indebtedness that carried a weighted average annual interest rate of 4.0% with a weighted average maturity of 60 days. See “Convertible Note Hedge and Warrant Transactions.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents balances and our capitalization as of December 31, 2008:

•	on an actual basis; and

•	on an as adjusted basis to give effect to (i) the issuance and sale of $275,000,000 aggregate principal amount of % convertible senior notes due 2012 in this offering, after deducting the underwriting discounts and commissions and before estimated offering expenses (assuming no exercise of the underwriters’ over-allotment option to purchase additional notes), and (ii) the use of a portion of the proceeds from this offering to fund the net cost of the convertible note hedge and warrant transactions.

This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement and “Where You Can Find More Information” and “Incorporation by Reference” in the accompanying prospectus.

	As of December 31, 2008
	Actual	As Adjusted(2)
	(in millions)

Cash	$103.4	$

Notes payable	183.8
Current portion of long-term debt	136.9
Long-term debt	459.6
New % Convertible Senior Notes due 2012(1)	—

Total long-term debt	$780.3	$

Stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares: 5,000,000; none issued	—		—
Common stock, $0.01 par value; authorized shares:
150,000,000; issued shares: 117,699,542; outstanding shares: 115,532,372	1.2
Non-voting common stock, $0.01 par value; authorized shares: 25,000,000; none issued and outstanding	—		—
Capital in excess of par value	977.6
Retained earnings	1,200.5
Accumulated other comprehensive income (loss)	(85.9)
Common stock held in treasury, at cost: 2,167,170 shares in 2008 and 1,078,137 shares in 2007	(87.4)

Total stockholders’ equity	$2,006.0	$

(1)	Assuming no exercise of the over-allotment option.

(2)	In May 2008, FASB issued FSP No. APB 14-1. FSP No. APB 14-1 specifies that issuers of convertible debt that may be wholly or partially settled in cash should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The new FSP became effective for BorgWarner on January 1, 2009, and for pro forma purposes, BorgWarner has bifurcated the notes and the accretion of the equity component to increase interest expense under U.S. Generally Accepted Accounting Principles. The as adjusted pro forma amounts reflect the bifurcation of the notes as of December 31, 2008. Based upon our current estimated cost of debt and anticipated convertible coupon rate, we anticipate the amortization of the discounted carrying value of the notes to their face amount over the term of the notes will occur at a rate per annum in the range of approximately 7% to 10%. The actual rate will not be known until pricing terms for the notes have been established and may be higher or lower than we currently anticipate.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the New York Stock Exchange under the symbol BWA. The table below shows the high and low sales prices for our common stock for the periods indicated.

	High	Low

2007 Quarter Ended
March 31	$39.31	$29.02
June 30	$43.43	$36.63
September 30	$48.08	$37.73
December 31	$53.00	$46.11
2008 Quarter Ended
March 31	$51.39	$40.16
June 30	$55.99	$42.30
September 30	$45.54	$30.82
December 31	$32.69	$15.00
2009 Quarter Ended
March 31	$25.65	$14.62
June 30 (through April 3)	$24.94	$19.40

All amounts have been restated, per the 2-for-1 stock split that was effected through a stock dividend on December 17, 2007.

As of March 31, 2009, there were approximately 2,452 holders of record of our common stock. On April 3, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $24.63 per share.

On March 5, 2009, we announced the temporary suspension of our quarterly dividend until global economic conditions improve. We intend to reinstate our dividend as soon as the automotive industry returns to a normalized level of activity. See “Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” in our Form 10-K for the year ended December 31, 2008 for information about the dividends we paid during the past five years.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. In the computation of our ratios of earnings to fixed charges, earnings consist of earnings before income taxes, minority interests and equity in affiliate earnings, plus fixed charges, amortization of capitalized interest, and dividends received from equity affiliates, less capitalized interest. Fixed charges consist of interest expensed and capitalized and one-third of rental expense (approximate portion representing interest).

Year Ended December 31,
2008	2007	2006	2005	2004

1.14x	8.44x	5.88x	6.75x	8.55x

DESCRIPTION OF NOTES

Set forth below is a description of the terms of our     % Convertible Senior Notes due 2012, or the “notes,” which are a series of “senior debt securities” as described in the accompanying prospectus. This description supplements, and should be read together with, the description of the general terms and provisions of the senior debt securities, set forth in the accompanying prospectus under the caption “Description of Debt Securities.” This Description of Notes, however, supersedes information set forth in the accompanying prospectus under the caption “Description of Debt Securities” to the extent inconsistent, and the notes will not be subject to certain provisions described in the accompanying prospectus, as specified below.

We will issue the notes under a supplemental indenture, to be entered into upon the closing of this offering, to the senior indenture dated as of September 23, 1999 (which we refer to, as supplemented, as the “indenture”) between us and The Bank of New York Trust Company, N.A., as trustee (which we refer to as the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to certain provisions of the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act.”

You may request a copy of the indenture from us. See “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to, and is qualified by reference to, all the provisions of the notes and the indenture, including the definitions of certain terms used in these documents. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to BorgWarner Inc., and not to its subsidiaries.

General

We are offering $275,000,000 aggregate principal amount of the notes (or $316,250,000 if the underwriters exercise their over-allotment option in full). The notes will mature on April 15, 2012, subject to earlier repurchase or conversion.

The notes:

•	will be our general unsecured senior obligations;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will be represented by one or more registered notes in global form, but in limited circumstances may be represented by notes in definitive form as described below under “—Book-Entry, Settlement and Clearance;”

•	will not be subject to redemption at our option;

•	will be equal in right of payment with our other unsecured senior debt and senior in right of payment to our debt that is expressly subordinated to the notes, if any;

•	will be structurally subordinated to all liabilities of our subsidiaries; and

•	will be effectively junior to our secured debt, if any, to the extent of the value of the assets securing such debt.

The notes may be converted at an initial conversion rate of      shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $      per share of common stock). The applicable conversion rate is subject to adjustment if certain events occur.

Upon conversion of a note, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination thereof at our election as described below under “—Conversion Rights—Settlement upon Conversion.” Holders will not receive any additional cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the circumstances described below under “—Conversion Rights—General.”

The notes will not be subject to the provisions described in the accompanying prospectus under the captions “Description of Debt Securities—Senior Debt—Limitation on Liens,” “Description of Debt Securities—Senior Debt—Limitation on Sale/Leaseback Transactions” or “Description of Debt Securities—Defeasance and Covenant Defeasance.”

We use the term “note” in this prospectus supplement to refer to each $1,000 principal amount of notes.

We may from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

We may, without the consent of the holders, reopen the indenture and issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless they will be fungible with the notes offered hereby for U.S. federal income tax and securities law purposes.

The registered holder of a note will be treated as the owner of it for all purposes, and all references herein to “holders” refer to the registered holders.

Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Conversion Rights— Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect the holders.

Payments on the Notes; Paying Agent and Registrar

Payments in respect of the principal and interest, including additional interest, if any, on global notes registered in the name of The Depository Trust Company or its nominee will be payable to The Depository Trust Company or its nominee, as the case may be, in its capacity as the registered holder under the indenture.

Any certificated notes may be presented for payment at the office or agency designated by us (which will be in the Borough of Manhattan, New York City). Initially, the corporate trust office of the trustee will serve as such office, as our paying agent and registrar.

We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but any tax or similar governmental charge required by law or permitted by the indenture because a holder requests any shares to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any note surrendered for repurchase or conversion except for any portion of that note not being repurchased or converted, as the case may be.

Interest

The notes will bear interest at a rate of     % per annum. Interest will accrue from           and will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2009.

Interest will be paid to the person in whose name a note is registered at the close of business on April 1 or October 1, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. If any interest payment date falls on a date that is not a business day, such payment of interest (or principal in the case of the final maturity date for the notes) will be postponed until the next succeeding business day, and no interest or other amount will be paid as a result of any such postponement.

A “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which the banking institutions in New York City are authorized or obligated by law or executive order to close or be closed.

Ranking

The notes will be our general unsecured obligations and will rank senior in right of payment to all future indebtedness that is expressly subordinated in right of payment to the notes, if any. The notes will rank equally in right of payment with all of our existing and future unsecured senior debt. The notes will effectively rank junior to our secured debt, if any, to the extent of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure such secured debt, if any, will be available to pay obligations on the notes only after all such secured indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all notes then outstanding. The indenture governing the notes offered hereby will not limit our ability or the ability of our subsidiaries to incur additional indebtedness in the future, including senior secured indebtedness.

The notes will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables) of our subsidiaries. As of December 31, 2008, our subsidiaries had $1,645.2 million of total liabilities.

Conversion Rights

General

Holders may convert each of their notes at an initial conversion rate of           shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $      per share of common stock) at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date for the notes. Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof at our election, all as set forth below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery of a combination of cash and shares of our common stock, the amount of cash and shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as defined below under “—Settlement upon Conversion”) calculated on a proportionate basis for each trading day in the 40 trading-day cash settlement averaging period (as defined below under “—Settlement upon Conversion”). The trustee will initially act as the conversion agent.

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below under “—Conversion Rate Adjustments” and “—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions.” The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, a holder will not receive any additional cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. Except in such case, our settlement of conversions as described below under “—Settlement upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date but prior to 9:00 a.m., New York City time, on the immediately following interest payment date, holders of such notes at 5:00 p.m., New York City time, on the regular record date will receive payment of the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Any notes surrendered for conversion by a holder during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	if we have specified a fundamental change purchase date (as defined below) that is after a regular record date and on or prior to the corresponding interest payment date;

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note; or

•	if the notes are surrendered for conversion after 5:00 p.m., New York City time, on the regular record date immediately preceding the maturity date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert a note.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to the amount of interest and additional interest, if any, payable on the next interest payment date and all transfer or similar taxes, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest (including additional interest, if any) payable on the next interest payment date.

If a holder has already delivered a purchase notice as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

Settlement upon Conversion

Upon conversion, we may choose to deliver either cash, shares of our common stock or a combination of cash and shares of our common stock, as described below.

All conversions on or after December 15, 2011 will be settled in the same relative proportions of cash and/or shares of our common stock, which we refer to as the “settlement method.” If we have not delivered a notice of our election of settlement method prior to December 15, 2011, we will be deemed to have elected to deliver cash and shares of our common stock in respect of our conversion obligation, as described in the third bullet point of the third paragraph below, and the specified dollar amount (as defined below) will be equal to $1,000.

Prior to December 15, 2011, we will use the same settlement method for all conversions occurring on any given conversion date. Except for any conversions that occur on or after December 15, 2011, we will not have any obligation to use the same settlement method with respect to conversions that occur on different trading days.

In other words, we may choose on one trading day to settle conversions in shares of our common stock only, and choose on another trading day to settle in cash, shares of our common stock or a combination of cash and shares of our common stock. If we elect to do so, we will inform holders so converting through the trustee of the settlement method we have selected (including the specified dollar amount, if applicable) no later than the second business day immediately following the related conversion date. If we do not make such an election, we will be deemed to have elected to deliver cash and shares of our common stock in respect of our conversion obligation, as described in the third bullet point below, and the specified dollar amount will be equal to $1,000.

Settlement amounts will be computed as follows:

•	if we elect to satisfy our conversion obligation solely in shares of our common stock, we will deliver to the converting holder a number of shares of our common stock equal to (1) (i) the aggregate principal amount of notes to be converted divided by (ii) $1,000, multiplied by (2) the applicable conversion rate;

•	if we elect to satisfy our conversion obligation solely in cash, we will deliver to the converting holder, in respect of each $1,000 principal amount of notes being converted, cash in an amount equal to the sum of the daily conversion values for each of the 40 consecutive trading days during the related cash settlement averaging period; and

•	if we elect to satisfy our conversion obligation through delivery of a combination of cash and shares of our common stock, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 consecutive trading days during the related cash settlement averaging period.

The “daily settlement amount,” for each of the 40 consecutive trading days during the cash settlement averaging period, will consist of:

•	cash equal to the lesser of (i) a dollar amount per note to be received upon conversion as specified by us in the notice regarding our chosen settlement method (the “specified dollar amount”), if any, divided by 40 (such quotient being referred to as the “daily measurement value”) and (ii) the daily conversion value; and

•	to the extent the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP of our common stock for such trading day.

“Daily conversion value” means, for each of the 40 consecutive trading days during the cash settlement averaging period, one-fortieth (1/40th) of the product of (i) the applicable conversion rate and (ii) the daily VWAP of our common stock on such trading day.

“Daily VWAP” of our common stock, in respect of any trading day, means the per share volume-weighted average price on the New York Stock Exchange as displayed under the heading “Bloomberg VWAP” on Bloomberg page BWA.N <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as determined by our board of directors in a commercially reasonable manner, using a volume-weighted average price method) and will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Cash settlement averaging period,” with respect to any note, means the 40 consecutive trading-day period beginning on, and including, the third trading day immediately following the related conversion date, except that “cash settlement averaging period” means, with respect to any conversion date occurring during the period beginning on, and including, December 15, 2011 and ending at 5:00 p.m., New York City time, on the second scheduled trading day immediately prior to the maturity date, the 40 consecutive trading day period beginning on, and including, the 42nd scheduled trading day prior to the maturity date.

“Trading day” means a day during which trading in our common stock generally occurs on the primary exchange or quotation system on which our common stock then trades or is quoted and there is no market disruption event.

“Market disruption event” means (1) a failure by the primary exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (2) the occurrence or existence, prior to 1:00 p.m., New York City time, on any trading day for our common stock, of an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

“Scheduled trading day” means any day that is scheduled to be a trading day.

We generally will deliver the conversion consideration in respect of any notes that you convert by the third trading day immediately following the last trading day of the cash settlement averaging period. However:

•	if we elect to satisfy our conversion obligation solely in shares of our common stock, we will deliver the conversion consideration due in respect of conversion on the third trading day immediately following the relevant conversion date; and

•	if prior to the conversion date for any converted notes our common stock has been replaced by reference property (as defined under “—Conversion Rate Adjustments” below) consisting solely of cash (pursuant to the provisions described under “—Conversion Rate Adjustments”), we will deliver the conversion consideration due in respect of conversion on the third trading day immediately following the relevant conversion date.

Notwithstanding the foregoing, if any information required in order to calculate the conversion consideration deliverable will not be available as of the applicable settlement date, we will deliver the additional shares of our common stock resulting from that adjustment on the third trading day after the earliest trading day on which such calculation can be made. Further, if application of the provisions described in the second sentence of this paragraph would result in settlement of a conversion during the 10 trading days immediately following the effective date of a fundamental change, settlement will instead take place on the tenth trading day following the relevant effective date.

We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP of our common stock on the relevant conversion date (if we elect to satisfy our conversion obligation solely in shares of our common stock) or based on the daily VWAP of our common stock on the last trading day of the relevant cash settlement averaging period (in the case of any other settlement method).

Conversion Rate Adjustments

The applicable conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stock holders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.

(1) If we issue solely shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we effect a share split or share combination of our common stock, the applicable conversion rate will be adjusted based on the following formula:

CR	=	CR0	x	OS OS0

where,

CR0 = the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be;

CR = the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be; and

OS = the number of shares of our common stock outstanding immediately after such dividend or distribution, or immediately after the effective date of such share split or share combination, as the case may be.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 60 calendar days from the record date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the declaration date for such distribution, the applicable conversion rate will be increased based on the following formula (provided that the applicable conversion rate will be readjusted to the extent that such rights, options or warrants are not exercised prior to their expiration or are not distributed):

CR	=	CR0	x	OS0 + X OS0 + Y

where,

CR0 = the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR = the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase our common stock at less than the average of the last reported sale prices of our common stock for each trading day in the applicable 10 consecutive trading-day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined by our board of directors.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding

•	dividends or distributions (including share splits) referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply, then the applicable conversion rate will be increased based on the following formula:

CR	=	CR0	x	SP0 SP0 − FMV

where,

CR0 = the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR = the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

If the then fair market value of the portion of the shares of capital stock, evidences of indebtedness or other assets or property so distributed applicable to one share of common stock is equal to or greater than the average of the last reported sales prices of the common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution, in lieu of the foregoing adjustment, adequate provisions shall be made so that each holder of a note shall have the right to receive on conversion in respect of each note held by such holder, in addition to the number of shares of common stock to which such holder is entitled to receive, the amount and kind of securities and assets such holder would have received had such holder already owned a number of shares of common stock equal to the applicable conversion rate immediately prior to the record date for the distribution of the securities or assets.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the applicable conversion rate will be increased based on the following formula:

CR	=	CR0	x	FMV + MP0 MP0

where,

CR0 = the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for the spin-off;

CR = the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for the spin-off;

FMV = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period immediately following, and including, the ex-dividend date for the spin-off (such period, the “valuation period”); and

MP0 = the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the applicable conversion rate under the preceding paragraph of this clause (3) will be made immediately after the open of business on the day after the last day of the valuation period, but will be given effect as of the open of business on the ex-dividend date for the spin-off. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the cash settlement averaging period in respect of any conversion, references within this clause (3) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such cash settlement averaging period. For purposes of determining the applicable conversion rate, in respect of any conversion during the 10 trading days commencing on the ex-dividend date for any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the relevant conversion date.

(4) If we make or pay any cash dividend or distribution to all, or substantially all, holders of our outstanding common stock, the applicable conversion rate will be increased based on the following formula:

CR	=	CR0	x	SP0 SP0 − C

where,

CR0 = the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR = the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share we pay or distribute to holders of our common stock.

If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock and, if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the applicable conversion rate will be increased based on the following formula:

CR	=	CR0	x	AC + (SP x OS) OS0 x SP

where,

CR0 = the applicable conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

CR = the applicable conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS = the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to such tender offer or exchange offer); and

SP = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the applicable conversion rate under the preceding paragraph of this clause (5) will be given effect at the open of business on the trading day next succeeding the expiration date. If the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the end of the cash settlement averaging period in respect of any conversion, references within this clause (5) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such cash settlement averaging period. For purposes of determining the applicable conversion rate, in respect of any conversion during the 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date.

If:

•	we elect to satisfy our conversion obligation through delivery of a combination of cash and common stock and shares of common stock are deliverable to settle the daily settlement amount for a given trading day within the cash settlement averaging period applicable to notes that you have converted,

•	any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the applicable conversion rate on the trading day in question, and

•	the shares you will receive in respect of such trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

If:

•	we elect to satisfy our conversion obligation solely in shares of common stock,

•	any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the applicable conversion rate on the conversion date, and

•	the shares you will receive on settlement are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise),

then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

Except as stated herein, we will not adjust the applicable conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right, option or warrant to purchase shares of our common stock or such convertible or exchangeable securities.

If we adjust the conversion rate pursuant to the above provisions, we will issue a press release containing the relevant information (and make the press release available on our website).

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, combination or binding share exchange involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in each case, in which holders of our outstanding common stock are entitled to receive cash, securities or other property for their shares of our common stock (“reference property”), you will be entitled thereafter to convert your notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction; provided that, at and after the effective time of any such transaction, any amount otherwise payable in cash upon conversion of the notes will continue to be payable as described under the provision under “— Settlement upon Conversion,” including our right to determine the form of consideration as described therein.

If the notes become convertible into reference property, we will issue a press release containing the relevant information (and make the press release available on our website).

For purposes of the foregoing, the type and amount of consideration that holders of our common stock are entitled to in the case of reclassifications, consolidations, mergers, combinations, binding share exchanges, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration because the holders of our common stock have the right to elect the type of consideration they receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made.

We are permitted to increase the applicable conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the applicable conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. We will not take any action that would result in adjustment of the conversion rate, pursuant to the provisions described above, in such a manner as to result in the reduction of the conversion price to less than the par value per share of our common stock.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the applicable conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the applicable conversion rate, see “Material United States Federal Income Tax Consequences” elsewhere in this prospectus supplement.

To the extent that we have a rights plan in effect upon conversion of the notes (i.e., a poison pill), you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or other assets or property as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest and additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%,

(i) upon any conversion of notes and (ii) on each of the 42 scheduled trading days immediately preceding the maturity date. Except as described in this section or in “—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions,” we will not adjust the conversion rate.

Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions

If you elect to convert your notes at any time from, and including, the effective date of a “make-whole fundamental change” (as defined below) to, and including, the second scheduled trading day immediately preceding the related fundamental change purchase date (as defined below), or if a make-whole fundamental change does not also constitute a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” the 40th trading day immediately following the effective date of such make-whole fundamental change (such period, the “make-whole fundamental change period”), the applicable conversion rate will be increased by an additional number of shares of our common stock (these shares being referred to as the additional shares) as described below. We will notify holders of the anticipated effective date of such make-whole fundamental change and issue a press release (and make the press release available on our website) as soon as practicable after we first determine the anticipated effective date of such make-whole fundamental change. We will use commercially reasonable efforts to make such determination in time to deliver such notice no later than 50 business days in advance of such anticipated effective date.

A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change under clause (1) or (2) of the definition of fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” below (in the case of any fundamental change described in clause (2) of the definition thereof, determined without regard to the proviso in such definition, but subject to the paragraphs immediately following clause (5) of the definition thereof).

The number of additional shares by which the conversion rate for the notes will be increased for conversions that occur during the make-whole fundamental change period will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs (the “effective date”) and the price (the “stock price”) paid or deemed paid per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash in the case of a make-whole fundamental change described in clause (2) under the definition of fundamental change, the stock price shall be the cash amount paid per share of our common stock. In the case of any other make-whole fundamental change, the stock price shall be the average of the last reported sales prices of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date of such make-whole fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the applicable conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable conversion rate in effect immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the applicable conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth numbers of additional shares to be received per $1,000 principal amount of notes based on hypothetical stock prices and effective dates:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$

, 2009
April 15, 2010
April 15, 2011
April 15, 2012

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, based on a 365-day year, as applicable;

•	if the stock price is greater than $ per share (subject to adjustment), no additional shares will be issued upon conversion; and

•	if the stock price is less than $ per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion of notes exceed           per $1,000 principal amount of such notes, subject to adjustments in the same manner as the applicable conversion rate as set forth under “—Conversion Rate Adjustments.”

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase all of your notes or any portion of the principal amount thereof that is equal to $1,000, or an integral multiple of $1,000, on a date (the date being referred to as the “fundamental change purchase date”) of our choosing that is not less than 20 or more than 35 business days after the date on which we notify holders of the occurrence of the effective date for such fundamental change. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date and the price we are required to pay to the holder surrendering the note for repurchase will be equal to 100% of the principal amount of notes subject to repurchase and will not include any accrued and unpaid interest, including any additional interest). Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued when any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us or our subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) consummation of any binding share exchange, exchange offer, tender offer, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our subsidiaries (any such exchange, offer, consolidation, merger, transaction or series of transactions being referred to herein as an “event”); provided, however, that any such event where the holders of more than 50% of our shares of common stock immediately prior to such event, own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving person or transferee or the parent thereof immediately after such event shall not be a fundamental change;

(3) the first day on which continuing directors cease to constitute at least a majority of our board of directors;

(4) our stockholders approve any plan or proposal for our liquidation or dissolution; or

(5) our common stock (or other common stock into which the notes are then convertible) ceases to be listed on at least one U.S. national securities exchange.

No transaction or event described in clause (2) above will constitute a fundamental change if:

•	at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or event that would otherwise have constituted a fundamental change consists of shares of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with the relevant transaction or event (these securities being referred to as “publicly traded securities”) and

•	as a result of this transaction or event the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Settlement upon Conversion”).

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period and any related fundamental change purchase date, references to us in the definition of “fundamental change” above will apply to such other entity instead. In addition, a filing that would otherwise constitute a fundamental change under clause (1) above will not constitute a fundamental change if (x) the filing occurs in connection with a transaction in which our common stock is replaced by the securities of another entity and (y) no such filing is made or is in effect with respect to common equity representing more than 50% of the voting power of such other entity.

“Continuing director” means a director who either was a member of our board of directors on the date of original issuance of the notes or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders, is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of, and issue a press release (and make the press release available on our website) in respect of, the occurrence of the fundamental change and of the resulting purchase right. Such notice will state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change, and whether the fundamental change is a make-whole fundamental change, in which case the effective date of the make-whole fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	if applicable, the name and address of the paying agent and the conversion agent;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

To exercise your fundamental change purchase right, you must deliver, on or before the scheduled trading day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated notes have been issued, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the purchase notice.

If the notes are not in certificated form, the withdrawal notice given by each holder must comply with appropriate DTC procedures.

We will be required to purchase the notes that have been validly surrendered for purchase and not withdrawn on the fundamental change purchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of your notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon book-entry transfer or delivery of the notes).

The purchase rights of the holders could discourage a potential acquirer of us, even if the acquisition may be beneficial to you. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be repurchased by us at the option of the holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. In addition, we have, and may in the future incur, other indebtedness with similar change of control provisions permitting our debt holders to accelerate upon the occurrence of similar events and that may contain negative covenants limiting our ability to purchase the notes upon the occurrence of a fundamental change. See “Risk Factors— Risks Relating to the Notes — We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change or when required at the option of a holder.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture.

In connection with any fundamental change purchase offer, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

We will not be required to make a fundamental change purchase offer if a third party makes the fundamental change purchase offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a fundamental change purchase offer made by us and purchases all notes validly tendered and not withdrawn under such fundamental change purchase offer.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person unless (1) if we are not the resulting, surviving or transferee person, the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such person expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; (2) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture; and (3) other conditions specified in the indenture are met.

Upon any such consolidation, merger or transfer, the resulting, surviving or transferee corporation (if not us) shall succeed to, and may exercise every right and power of, the Company under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following is an “event of default” under the indenture:

(1) default in the payment in respect of the principal of any note at its maturity, upon required repurchase, upon declaration of acceleration or otherwise;

(2) default in the payment of any interest (including additional interest, if any) upon any note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) default in the performance, or breach, of any covenant or agreement by us in the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) or (2) above or (6) below), and continuance of such default or breach for a period of 90 days after written notice thereof has been given to us by the trustee or to the trustee and us by the holders of at least 25% in aggregate principal amount of the outstanding notes;

(4) a default or defaults under any bonds, debentures, notes or other evidences of indebtedness (other than the notes) by us or any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act) having, individually or in the aggregate, a principal or similar amount outstanding of at least $25 million, whether such indebtedness now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such indebtedness prior to its express maturity or shall constitute a failure to pay at least $25 million of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto;

(5) the entry against us or any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act) of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $25 million (excluding any amounts covered by insurance), by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(6) the failure to comply with the obligation to convert the notes into common stock, cash or a combination of cash and common stock, as applicable, upon exercise of a holder’s conversion right and such failure continues for five days;

(7) our failure to timely issue a fundamental change notice in accordance with the terms of the indenture described in “—Fundamental Change Permits Holders to Require Us to Purchase Notes”; or

(8) certain events in bankruptcy, insolvency or reorganization relating to us or any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act).

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes, by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including any additional interest, on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest, will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions described in clause (8) above, the aggregate principal amount and accrued and unpaid interest, including any additional interest, will be due and payable immediately.

Notwithstanding the foregoing, if we so elect, the sole remedy of holders for an event of default relating to any obligation to file reports as described under “—Reports” below will, for the first 180 days after the occurrence of such an event of default (which will be the 90th day after written notice is provided to us in accordance with an event of default pursuant to clause (3) above), consist exclusively of the right to receive additional interest on the notes at an annual rate equal to (x) 0.25% of the outstanding principal amount of the notes for the first 90 days an event of default is continuing in such 180-day period and (y) 0.50% of the outstanding principal amount of the notes for the remaining 90 days an event of default is continuing in such 180-day period. Additional interest will be payable in arrears on each interest payment date following the occurrence of such event of default in the same manner as regular interest on the notes. On the 181st day after such event of default (if such violation is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of notes and the trustee and paying agent of such election on or before the close of business on the 5th business day after the date on which such event of default otherwise would occur. Upon our failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest, failure to repurchase any notes when required or failure to deliver, upon conversion, cash, shares of our common stock or a combination thereof, as the case may be) and rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest, including any additional interest, on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the percentage in aggregate principal amount of notes whose holders must consent to an amendment of the indenture or to waive any past default;

(2) reduce the rate of or extend the stated time for payment of interest, including any additional interest, on any note;

(3) reduce the principal amount or extend the stated maturity of any note;

(4) make any change that impairs or adversely affects the conversion rights of any notes;

(5) reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make payment of that price, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in a currency other than that stated in the note or change any note’s place of payment;

(7) change the ranking of the notes;

(8) impair the right of any holder to receive payment of principal of and interest, including any additional interest, on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(9) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions of the indenture; or

(10) reduce the quorum or voting requirements under the indenture.

Notwithstanding the foregoing, without the consent of any holder, we and the trustee may amend the indenture or the notes to:

(1) cure any ambiguity, omission, defect or inconsistency in the indenture or the notes in a manner that does not materially adversely affect the rights of any holder;

(2) conform the terms of the indenture or the notes to the description thereof in this prospectus supplement and the accompanying prospectus;

(3) provide for the assumption by a successor corporation of our obligations under the indenture as described above under the heading “—Consolidation, Merger and Sale of Assets;”

(4) add guarantees with respect to the notes;

(5) secure the notes;

(6) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(7) make any change that does not materially adversely affect the rights of any holder;

(8) appoint a successor trustee with respect to the notes; or

(9) comply with any requirement under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at the stated maturity, any fundamental change purchase date or upon conversion or otherwise, cash or cash and shares of our common stock, if any (solely to satisfy outstanding conversions, if applicable), sufficient to pay all of the outstanding notes and all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the applicable conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be furnished by us to the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed furnished to the trustee as of the time such documents are filed via EDGAR.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Trustee

The Bank of New York Trust Company, N.A. is the trustee, security registrar, paying agent and conversion agent.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of DTC participants designated by the underwriters; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of DTC participant through which the investor owns its interest).

Payments of principal and interest (including any additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default in respect of the notes has occurred and is continuing.

DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

As of the date of this prospectus supplement, our capital structure consists of 390,000,000 shares of common stock, par value $0.01 per share, 25,000,000 shares of non-voting common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of March 2, 2009, an aggregate of 115,825,717 shares of our common stock were issued and outstanding, and no shares of preferred stock or non-voting common stock were issued and outstanding.

Common Stock and Non-Voting Common Stock

Our common stock and non-voting common stock are substantially identical except that the holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders while holders of non-voting common stock have no voting rights on most matters. Holders of non-voting common stock are entitled to any voting rights provided by applicable law and also have the right to vote as a separate class on any amendment to the section of our restated certificate of incorporation that describes their voting rights and on any amendment of any provision of the restated certificate of incorporation that adversely affects the powers, preferences or special rights of holders of non-voting common stock.

Bank holding companies that purchased common stock from us in a 1987 transaction and certain of their affiliates and transferees who hold common stock have the right to convert it into non-voting common stock. In specified circumstances, holders of non-voting common stock have the right to convert it into common stock. No non-voting common stock is currently outstanding.

The holders of our common stock and non-voting common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future.

Our amended and restated certificate of incorporation does not provide for cumulative voting in connection with the election of directors. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present. No holder of our common stock or non-voting common stock has any preemptive right to subscribe for any shares of capital stock issued in the future.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock and non-voting common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of the holders of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are, and the shares of common stock issuable upon the conversion of the notes offered pursuant to this prospectus supplement, when issued and paid for, will be, fully paid and non-assessable.

Preferred Stock

No shares of our preferred stock are currently outstanding. Under our restated certificate of incorporation, our board of directors, without further action by our stockholders, is authorized to issue up to 5,000,000 shares of preferred stock in one or more classes or series. The board may fix or alter the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated By-Laws

Effect of Delaware Anti-Takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Restated Certificate of Incorporation and Amended and Restated By-Laws Provisions. Our restated certificate of incorporation and amended and restated by-laws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Classified Board of Directors and Removal Only for Cause. Our restated certificate of incorporation provides for the division of our board of directors into three classes of directors, each serving staggered, three-year terms. In addition, our restated certificate of incorporation and our amended and restated by-laws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of our outstanding voting power. Our restated certificate of incorporation further provides generally that any alteration, amendment or repeal of its sections regarding the composition, election and classification of the board of directors requires the approval of the holders of at least 80% of our outstanding voting power.

Consideration of “Other Constituencies.” Our restated certificate of incorporation provides that when it is evaluating any proposal from another party to—

•	make a tender offer for our equity securities,

•	merge or consolidate us with another corporation or

•	purchase or otherwise acquire substantially all of our properties and assets,

our board of directors must give due consideration to all relevant factors, including the social and economic effects on our employees, customers, suppliers and other constituents and the communities in which we operate or are located.

Limitation of Directors’ Liability and Indemnification of Directors, Officers and Others. Our restated certificate of incorporation provides that a director will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

•	for paying a dividend or approving a stock repurchase or redemption in violation of Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation also provides that each of our current or former directors, officers, employees or agents, or each such person who is or was serving or who had agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of that person), will be indemnified by us to the full extent permitted by the Delaware General Corporation Law. Our restated certificate of incorporation also specifically authorizes us to enter into agreements with any person providing for indemnification greater or different than that provided by our certificate of incorporation.

Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock consists of 390,000,000 shares of common stock, 25,000,000 shares of non-voting common stock, and 5,000,000 shares of preferred stock. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the board of directors in one or more transactions. In this regard, our restated certificate of incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board’s authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Special Meetings of Stockholders. Our amended and restated by-laws provide that special meetings of our stockholders may be called only by the chairman of the board of directors or the board of directors pursuant to a resolution approved by a majority of the total number of directors or by a person or committee expressly so authorized by the board of directors pursuant to a resolution approved by a majority of the total number of directors.

No Stockholder Action by Written Consent. Our restated certificate of incorporation and amended and restated by-laws provide that an action required or permitted to be taken at any annual or special meeting of our stockholders may be taken only at a duly called annual or special meeting of stockholders. This provision prevents stockholders from initiating or effecting any action by written consent and thereby taking actions opposed by the board.

Notice Procedures. Our amended and restated by-laws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our amended and restated certificate of incorporation or amended and restated by-laws. These procedures provide that notice of such stockholder proposals must be timely given in writing to our Secretary prior to the meeting. Generally, to be timely, for an annual meeting the notice must be received at our principal executive offices not more than 120 days and not less than 90 days prior to the first anniversary of the previous year’s meeting. For a special meeting the notice generally must be received at our principal executive offices not more than 120 days and not less than 90 days prior to the meeting date. The notice must contain certain information specified in the amended and restated by-laws.

Our Stockholder Rights Plan Expired

Our stockholder rights plan, which is further described in the attached base prospectus dated March 4, 2008, expired on July 22, 2008. The rights were neither redeemed nor exchanged prior to expiration.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income tax consequences of the acquisition, ownership and disposition of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations and administrative and judicial decisions. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could affect the accuracy of the statements described herein. This summary generally is addressed only to original purchasers of the notes for their original offering price, deals only with notes held as capital assets and does not purport to address all United States federal income tax matters that may be relevant to investors in special tax situations, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, traders in securities that elect to mark to market, holders of notes that are held as a hedge or as part of a hedging, straddle or conversion transaction, certain former citizens or residents of the United States, or United States holders (as defined below) whose functional currency is not the United States dollar. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions and the application of any United States federal tax other than the income tax, including, but not limited to the United States federal gift tax and estate tax, to their particular situations.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds a note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a note that is a partnership, and the partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of holding and disposing of the notes.

Tax Consequences to U.S. Holders

As used herein, the term U.S. Holder means a beneficial owner of a note that is (i) a citizen or individual resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in the United States, any state or the District of Columbia, (iii) an estate whose income is subject to United States federal income tax on a net income basis in respect of the note, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined under the Code) are authorized to control all substantial decisions of the trust (or certain trusts that have made a valid election to be treated as a United States person). The term U.S. Holder also includes certain former citizens and residents of the United States.

Payments of Stated Interest

It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes. If, however, the notes’ principal amount exceeds the issue price by more than a de minimis amount (defined under applicable Treasury Regulations as a portion of the principal amount equal to the product of 0.25 percent and the number of complete years to maturity of the notes), a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Additional Interest Payments

We may be required to pay additional interest if we fail to timely file certain required documents with the SEC. Because we believe the likelihood that we will be obligated to pay any such additional interest is remote, we are taking the position and this discussion assumes that the notes will not be treated as contingent payment debt instruments under the applicable Treasury Regulations. Assuming our position is respected, if we do become obligated to pay additional interest, such amounts will be treated as ordinary interest income and taxed as described under “—Payments of Stated Interest” above. Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS were to successfully challenge our position, a U.S. Holder may be required to accrue interest income based upon a “comparable yield,” regardless of the holder’s method of accounting. The “comparable yield” is the yield at which we would issue a fixed rate non-convertible debt instrument with no contingent payments, but with terms and conditions similar to those of the notes, and such yield would be higher than the stated coupon on the notes. In addition, any gain on the sale, exchange, retirement or other taxable disposition of the notes (including any gain realized on the conversion of a note) would be recharacterized as ordinary income. U.S. Holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, Exchange or Retirement of the Notes

Except as described below under “—Conversion into Common Stock” and “—Conversion into Common Stock and Cash”, upon the sale, exchange or retirement of a note (including any purchase of notes by us in the case of a fundamental change), a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of Stated Interest” above. A U.S. Holder’s adjusted tax basis in a note will generally equal the amount that the U.S. Holder paid for the note.

Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders currently are taxed at a maximum 15 percent federal rate (effective for tax years through 2010, after which the maximum rate is scheduled to increase to 20 percent). The deductibility of capital losses may be subject to limitations.

Conversion into Common Stock

Except as discussed below, a U.S. Holder generally will not recognize gain or loss upon the conversion of a note solely into shares of our common stock. The fair market value of the common stock received with respect to accrued interest will be taxed as such, as discussed under “—Payments of Stated Interest” above.

A U.S. Holder’s tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest) will equal the tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to a fractional share, as described in the paragraph below). A U.S. Holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received.

Receipt of cash in lieu of a fractional common share will generally be treated as a sale of such fractional common share, and a U.S. Holder will recognize capital gain or loss upon such sale in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

The U.S. Holder’s holding period for the common stock received will include the holder’s holding period for the note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Conversion into Cash

If a U.S. Holder converts a note and receives from us solely cash, the holder will recognize gain or loss in the same manner as if such holder had disposed of the note in a taxable disposition as described under “—Sale, Exchange or Retirement of the Notes” above.

Conversion into Common Stock and Cash

If a U.S. Holder converts a note and receives from us a combination of common stock and cash, we intend to take the position (and the following discussion assumes) that the conversion will be treated as a recapitalization for U.S. federal income tax purposes, although the tax treatment is uncertain.

Assuming such treatment, a U.S. Holder will recognize capital gain, but not loss, equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such as described under “—Payments of Stated Interest” above) over the holder’s adjusted tax basis in the note, but in no event will the capital gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

In such circumstances, a U.S. Holder’s tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized, as described in the preceding paragraph. A U.S. Holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received.

Receipt of cash in lieu of a fractional common share will generally be treated as a sale of such fractional common share, and a U.S. Holder will recognize capital gain or loss upon such sale in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Capital gain recognized by U.S. Holders upon conversion will be long-term capital gain if at the time of conversion the notes have been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders currently are taxed at a maximum 15 percent federal rate (effective for tax years through 2010, after which the maximum rate is scheduled to increase to 20 percent).

A U.S. Holder’s holding period for common stock received upon conversion will include the period during which such holder held the notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

The conversion of a note and consequent receipt of both common stock and cash might alternatively be characterized as a sale of a portion of the note for the cash received which would be subjected to tax in the manner described under “—Sale, Exchange or Retirement of the Notes” above and as a conversion of a portion of the note into common stock, which would be treated in the manner described under “—Conversion Into Common Stock” above. Under this alternative characterization, a U.S. holder would not recognize gain or loss with respect to our common stock received (other than stock attributable to accrued interest), and the U.S. Holder’s holding period for such stock would include the period during which such holder held the notes. In such case, the holder’s basis in the note would be allocated pro rata between the common stock and cash received, in accordance with their fair market values.

U.S. Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and common stock for notes upon conversion.

Possible Effect of a Consolidation or Merger

In certain situations, we may consolidate with or merge into another entity (as described above under “Description of Notes—Conversion rights—Consolidation, Merger and Sale of Assets”). Depending on the circumstances, a change in the obligor of the notes as the result of a consolidation or merger could result in a deemed taxable exchange to a U.S. Holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Constructive Dividends

The conversion rate of the notes will be adjusted in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing a holder’s interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the holder.

If we were to make a distribution of cash or property to stockholders (for example, distributions of evidences of indebtedness or assets) and the conversion rate of the notes were increased pursuant to the antidilution provisions of the indenture, such increase would be deemed to be a distribution to the U.S. Holders. In addition, any other increase in the conversion rate of the notes (including an adjustment to the conversion rate in connection with a fundamental change) may, depending on the circumstances, be deemed to be a distribution to the U.S. Holders.

In certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution to holders of our common stock or holders of notes, if as a result of such failure the proportionate interest of the stockholders or the note holders (as the case may be) in the assets or earnings and profits of us is increased.

Any deemed distribution will be taxed in the same manner as an actual distribution. See “—Taxation of Distributions Paid On Common Stock” below. However, it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders. U.S. Holders should consult their tax advisors as to the tax consequences of receiving constructive dividends.

Taxation of Distributions Paid On Common Stock

To the extent paid out of current or accumulated earnings and profits, distributions paid on common shares, other than certain pro rata distributions of common shares, will be treated as a taxable dividend when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by non-corporate U.S. Holders in tax years prior to 2011 will be eligible to be taxed at reduced rates if the U.S. Holders meet certain holding period and other applicable requirements. Dividends received by corporate U.S. Holders will be eligible for the dividends-received deduction if the U.S. Holders meet certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss a U.S. Holder realizes on the sale or other disposition of common stock will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the common stock is more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the common stock disposed of. Long-term capital gains recognized by non-corporate U.S. Holders currently are taxed at a maximum 15 percent federal rate (effective for tax years through 2010, after which the maximum rate is scheduled to increase to 20 percent). The deductibility of capital losses may be subject to limitations.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes, dividends on the common stock and the proceeds from a sale or other disposition of the notes or the common stock. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

A “Non-U.S. Holder” is a beneficial owner (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) of a note that is not a U.S. Holder. Non-U.S. Holders are urged to consult their own tax advisors concerning the United States federal income tax, United States federal gift tax and estate tax, as well as state and local tax consequences of the purchase, ownership, and conversion and taxable disposition of the notes or common stock under their particular situations.

Payments on the Notes

Subject to the discussion below concerning backup withholding, payments of principal, interest (including original issue discount, if any), and premium on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•	the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement

Interest and original issue discount, if any, on a note will not be exempt from withholding tax unless the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest (including original issue discount, if any), on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, except that the Non-U.S. Holder will be required to provide to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a branch profits tax at a rate of 30 percent (or a lower treaty rate).

Sale, Exchange or Other Disposition of Notes or Shares of Common Stock

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of notes or common stock, unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise, or

•	we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and either (a) the common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (b) the

Non-U.S. Holder: (1) beneficially owns, or is deemed to own, more than 5 percent of our common stock; (2) beneficially owns, or is deemed to own, more than 5 percent of the notes; or (3) beneficially owns, or is deemed to own, notes which, on any date on which the Non-U.S. Holder acquires any notes, have a fair market value of more than 5 percent of the fair market value of our common stock.

We believe we are not, and we do not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of notes or common stock is effectively connected with a conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of notes or common stock may be effectively connected with a conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes and common stock, including the possible imposition of a branch profits tax.

Dividends

Dividends (including deemed dividends on the notes described above under “Tax Consequences to U.S. Holders—Constructive Dividends”) paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30 percent rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to a Non-U.S. Holder. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a properly executed Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 300 percent (or a lower treaty rate).

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes and on the common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or common stock and the Non-U.S. Holder may be subject to United States backup withholding on payments on the notes and on the common stock or on the proceeds from a sale or other disposition of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest (including original issue discount, if any), described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

PURCHASE OF CONVERTIBLE NOTE HEDGE AND SALE OF WARRANTS

Concurrently with the pricing of the notes, we have entered into convertible note hedge transactions with respect to our common stock (the “convertible note hedges”) with one or more of the underwriters or their respective affiliates, whom we refer to as the hedge counterparties. The convertible note hedges will cover, subject to customary anti-dilution adjustments, approximately      million shares of our common stock, assuming the underwriters do not exercise their over-allotment option. Separately and concurrently with the pricing of the notes, we have entered into warrant transactions whereby we will sell to the hedge counterparties warrants to acquire, subject to customary anti-dilution adjustments, approximately     million shares of our common stock (the “sold warrant transactions”), assuming the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option to purchase additional notes, the number of shares underlying the convertible note hedges will automatically increase and we expect to increase the number of shares underlying the sold warrant transactions as well, in each case on a pro rata basis.

The convertible note hedges are expected to reduce the potential dilution with respect to our common stock upon conversion of the notes in the event that the market value per share of our common stock, as measured under the convertible note hedges, at the time of exercise is greater than the strike price of the convertible note hedges, which corresponds to the initial conversion price of the notes and is similarly subject to customary antidilution adjustments. If, however, the volume-weighted price per share of our common stock exceeds the strike price of the sold warrants when they expire, there would be additional dilution from the issuance of common stock pursuant to the warrants.

The convertible note hedges and sold warrant transactions are separate transactions (in each case entered into by us with the hedge counterparties), are not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedges or the sold warrant transactions. For a discussion of the impact of any market or other activity by the hedge counterparties (or their respective affiliates) in connection with the convertible note hedge and sold warrant transactions, see “Risk Factors—Risks Relating to the Notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

UNDERWRITERS

Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers of the offering and Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes indicated below:

	Principal Amount of
Name	Notes to Be Purchased

Morgan Stanley & Co. Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
	Total: $	275,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. However, the underwriters are not required to take or pay for the notes covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the notes directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option within the 13-day period beginning on the date the notes are first issued to purchase up to an additional $41,250,000 principal amount of notes at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the notes offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the aggregate principal amount of notes as the principal amount of notes listed next to the underwriter’s name in the preceding table bears to the aggregate principal amount of notes listed next to the names of all underwriters in the preceding table.

The following table shows the per note and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us of the offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional $41,250,000 principal amount of notes.

Total
	Per Note		No Exercise	Full Exercise

Public offering price(1)		%	$	$
Underwriting discounts and commissions		%	$	$
Proceeds, before expenses		%	$	$

(1)	Plus accrued interest from , 2009 if settlement occurs after that date.

The estimated offering expenses payable by us, exclusive of underwriting discounts and commissions, are approximately $265,000.

Our common stock is listed on the New York Stock Exchange under the trading symbol “BWA.” The notes are a new issue of securities for which there is no established public market. We do not intend to apply for listing of the notes on any securities exchange or arrange for the notes to be quoted on any quotations system. We have been advised by the underwriters that they intend to make a market in the notes, but the underwriters are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market, if any, for the notes.

We and all directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement:

1. offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock,

2. enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause 1 immediately above or this clause 2 is to be settled by delivery of common stock or such other securities, in cash or otherwise, or

3. file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock.

In addition, each such person agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock. Each such person further agrees and consents to the entry of stop transfer instructions with our transfer agent and registrar against the transfer of such person’s shares of common stock except in compliance with the foregoing restrictions.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of notes in this offering;

•	the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the underwriters have been advised in writing;

•	the issuance by us of common stock or grant by us of options to purchase common stock pursuant to existing employee benefit plans;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the 90-day restricted period;

•	transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of the public offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

•	transfers of shares of common stock or any security convertible into common stock as a bona fide gift; provided that in the case of any such transfer, the donee shall deliver a lock-up agreement substantially in the form attached to the underwriting agreement and no filing under Section 16(a), reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the 90-day restricted period; or

•	distributions of shares of common stock or any other security convertible into common stock to limited partners or stockholders of such director or named executive officer, provided that in the case of any such distribution, the distributee shall deliver a lock-up agreement substantially in the form attached to the underwriting agreement and no filing under Section 16(a), reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the 90-day restricted period.

In order to facilitate the offering of the notes and our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or our common stock. Specifically, the underwriters may sell more notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of notes available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing notes in the open market. In determining the source of notes to close out a covered short sale, the underwriters will consider, among other things, the open market price of notes compared to the price available under the over-allotment option. The underwriters may also sell notes in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We have entered into convertible note hedge transactions with the hedge counterparties concurrently with the pricing of the notes. The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the notes. Separately, we also have entered into warrant transactions with the hedge counterparties at that time. The warrant transactions could separately have a dilutive effect from the issuance of common stock pursuant to the warrants. If the underwriters exercise their option to purchase additional notes to cover over-allotments, the number of shares underlying the convertible note hedge transactions will automatically increase and we expect to increase the number of shares underlying the warrant transactions as well, in each case on a pro rata basis. In connection with hedging these transactions, the hedge counterparties or their respective affiliates:

•	may enter into various derivative transactions with respect to our common stock, concurrently with and shortly after the pricing of the notes; and

•	may enter into, or may unwind, various derivative transactions and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes and prior to maturity of the notes (and are likely to do so during any cash settlement averaging period related to any conversion of the notes).

Such activities could have the effect of increasing, or preventing a decline in, the trading price of our common stock concurrently with or following the pricing of the notes and could have the effect of decreasing the trading price of our common stock during any cash settlement averaging period related to a conversion of the notes.

The hedge counterparties or their respective affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, or other of our securities or instruments that they may wish to use in connection with such hedging. In particular, such hedging modifications may occur during the cash settlement averaging period, if any, for a conversion of notes, which may have a negative effect on the value of the consideration received following the conversion of those notes. In addition, we intend to exercise options we hold under the convertible note hedge transactions whenever notes are converted. In order to unwind their hedge positions with respect to those exercised options, the hedge counterparties or their respective affiliates may sell shares of our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the cash settlement averaging period, if any, for the converted notes. The effect, if any, of any of these transactions and activities on the trading price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares and value of the common stock you will receive upon conversion of the notes and, under certain circumstances, your ability to convert the notes. See “Risk Factors—Risks Relating to the Notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock” and “Purchase of Convertible Note Hedge and Sale of Warrants.”

Certain of the underwriters and their affiliates have provided from time to time, and continue to provide, investment banking and other services to us, and they may do so in the future. Affiliates of the underwriters act as administrative agent, syndication agent and lenders under our multi-currency revolving credit facility. See “Summary—Recent Developments.”

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters participating in this offering. The representatives may agree to allocate a percentage of the aggregate principal amount of notes to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter acknowledges that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of the notes to the public in that Member State, except that it may, with effect from and including such date, make an offer of notes to the public in that Member State:

(a) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of the notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes common stock to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

Each underwriter acknowledges that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes will be passed on for us by Miller, Canfield, Paddock and Stone, P.L.C., Detroit, Michigan, and for the Underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2008, included and incorporated by reference in the registration statement, including this prospectus supplement and the accompanying prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

As more fully described in our Current Report on Form 8-K/A filed February 12, 2009 and incorporated herein by reference, we have recently changed our independent auditor and PricewaterhouseCoopers LLP has been appointed to serve as our independent auditor for 2009.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any documents we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available from the SEC’s website at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

BorgWarner has filed a registration statement (together with all amendments to the registration statement, collectively, the “Registration Statement”) with the SEC under the Securities Act, with respect to the securities offered under this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to BorgWarner and our securities, we refer you to the Registration Statement and the exhibits thereto. Statements in this prospectus supplement and the prospectus concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or superseded such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below, other than information that we have “furnished” (as distinguished from “filed”) on Form 8-K, which information is expressly not incorporated by reference herein:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 12, 2009;

•	our Current Report on Form 8-K/A filed February 12, 2009 and our Current Reports on Form 8-K filed February 12, 2009 (excluding portions furnished under Items 2.02 and 7.01), March 4, 2009, March 9, 2009 and March 31, 2009; and

•	our Proxy Statement on Schedule 14A, relating to our annual meeting of stockholders to be held on April 29, 2009, filed on March 17, 2009.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before all of the notes offered pursuant to this prospectus supplement are sold are incorporated by reference in this prospect supplement from the date of filing of the documents, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Information that we filed with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

BorgWarner Inc.
3850 Hamlin Road
Auburn Hills, Michigan 48326
Attention: Corporate Secretary
(248) 754-9200

Documents may also be available on our website at www.borgwarner.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus supplement.

$750,000,000

Debt Securities
Preferred Stock
Voting Common Stock
Non-Voting Common Stock
Depositary Shares
Warrants
Units

We may offer any combination of the securities described in this prospectus in different series from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We will provide you with specific terms of the applicable offered securities in one or more supplements to this prospectus. The aggregate initial offering price of the securities that we may issue under this prospectus will not exceed $750,000,000.

We urge you to read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision. This prospectus may not be used to make sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities, or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.

Our voting common stock is listed for trading on the New York Stock Exchange, Inc. under the symbol “BWA.” Unless we state otherwise in a prospectus supplement, we will not list any other of these securities on any securities exchange. On March 3, 2008, the last reported sale price of our voting common stock on the New York Stock Exchange was $42.80. Prospective purchasers of voting common stock are urged to obtain current information as to the market prices of the voting common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Our principal office is located at 3850 Hamlin Road, Auburn Hills, Michigan 48326. Our telephone number is (248) 754-9200. Our website can be found at www.borgwarner.com.

The date of this prospectus is March 4, 2008.

An investment in these securities involves risks. See Item 1.A Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2007.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or the accompanying prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or the accompanying prospectus supplement, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus, including without limitation, statements containing the words “believes,” “anticipates,” “hopes,” “intends,” “expects,” “plans,” and other similar words may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact contained or incorporated by reference in this prospectus, that we expect or anticipate will or may occur in the future, including, without limitation, statements included in this prospectus under “About BorgWarner Inc.” and located elsewhere in this prospectus regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those described in the section entitled “Risk Factors” in this prospectus or supplements to be provided with this prospectus, as well as other factors that might be described from time to time in our reports filed with the SEC, that may cause our actual results to differ materially from expectations.

Consequently, all of the forward-looking statements contained or incorporated by reference in this prospectus are qualified by these cautionary statements, and there can be no assurances that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us and our subsidiaries or our business or operations. Given these uncertainties, prospective investors are cautioned not to place undue reliance on those forward-looking statements. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by any of those factors described above and in the documents containing such forward-looking statements. We disclaim any obligation to update or to announce publicly any updates or revisions to any of the forward-looking statements contained or incorporated by reference in this prospectus to reflect any change in our expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying the statements.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $750,000,000. This prospectus provides you with a general description of the securities we may offer. However, it does not contain all of the information in the registration statement. Each time we sell securities, we will provide a prospectus supplement or more than one prospectus supplement, together with one or more pricing supplements and/or product supplements (together referred to herein as a “prospectus supplement”) that will contain specific information about the terms of the offering. Prospectus supplements may also add, update or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.” The information in this prospectus speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies. References in this prospectus to the terms “we” or “us” or other similar terms mean BorgWarner Inc. unless we state otherwise or the context indicates otherwise.

ABOUT BORGWARNER INC.

We are a leading, global supplier of highly engineered systems and components, primarily for powertrain applications. The Company’s products help improve vehicle performance, fuel efficiency, air quality and vehicle stability. These products are manufactured and sold worldwide, primarily to original equipment manufacturers (“OEMs”) of light-vehicles (i.e., passenger cars, sport-utility vehicles (“SUVs”), cross-over vehicles, vans and light-trucks). The Company’s products are also sold to other OEMs of commercial trucks, buses and agricultural and off-highway vehicles. The Company also manufactures and sells its products to certain Tier One vehicle systems suppliers and into the aftermarket for light and commercial vehicles. The Company operates manufacturing facilities serving customers in the Americas, Europe and Asia, and is an original equipment supplier to every major automotive OEM in the world.

The Company reports its results under two reporting segments: Engine and Drivetrain. The Engine Group’s products currently fall into the following major categories: turbochargers, chain products, emissions systems, thermal systems, diesel cold start and gasoline ignition technology and diesel cabin heaters. The Drivetrain Group’s major products are transmission components and systems, and 4WD and AWD torque management systems.

Our executive offices are located at 3850 Hamlin Road, Auburn Hills, Michigan 48326. Our telephone number is (248) 754-9200. Our website can be found at www.borgwarner.com. Additional information regarding us, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus. See “Where You Can Find More Information” below and “Incorporation of Documents by Reference” below.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes, which may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions, investment in existing and future projects, and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the periods indicated below were as follows:

Year Ended December 31,
2007		2006		2005		2004		2003

8.44	x	5.88	x	6.75	x	8.55	x	7.04	x

In the computation of our ratios of earnings to fixed charges, earnings consist of earnings before income taxes, minority interests and equity in affiliate earnings, plus fixed charges, amortization of capitalized interest, and dividends received from equity affiliates, less capitalized interest. Fixed charges consist of interest expensed and capitalized and one-third of rental expense (approximate portion representing interest).

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the debt securities, preferred stock, voting common stock, non-voting common stock, depositary shares, warrants and units that we may offer. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security.

Any of the securities described herein and in a prospectus supplement may be issued separately or as part of a unit consisting of two or more securities, which may or may not be separable from one another.

DESCRIPTION OF DEBT SECURITIES

The following descriptions of the terms of the debt securities set forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such offered debt securities. To the extent that any prospectus supplement is inconsistent with any provision in this summary, the information contained in such prospectus supplement will control. The debt securities that will be our senior debt securities will be issued under an Indenture dated as of September 23, 1999, as supplemented (the “Senior Debt Indenture”), between us and The Bank of New York Trust Company, N.A. (the “Senior Trustee”). The debt securities that will be our subordinated debt (“Subordinated Debt Securities”) will be issued under an Indenture (the “Subordinated Debt Indenture” and, collectively with the Senior Debt Indenture, the “Indentures”), to be entered into between us and a trustee to be determined (the “Subordinated Trustee”).

The Senior Debt Indenture has been filed with the SEC as an exhibit to our current report on Form 8-K filed October 6, 1999 and is incorporated herein by reference. The forms of the senior debt securities have been filed, or will be filed, with the SEC and incorporated by reference as exhibits to the registration statement and you should read them for the provisions that may be important to you. The forms of the Subordinated Debt Indenture and the Subordinated Debt Securities have been filed, or will be filed, with the SEC and incorporated by reference as exhibits to the registration statement and you should read them for the provisions that may be important to you. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

We have summarized certain provisions of the Indentures and the debt securities below. The summary is not complete and is subject to, and qualified in its entirety by reference to, the Indentures and the debt securities. Capitalized terms used in the summary have the meanings set forth in the applicable Indenture unless otherwise defined herein.

General

The debt securities will be our unsecured senior or subordinated obligations. The Indentures do not limit the amount of debt securities that we may issue thereunder and provide that we may issue debt securities under the Indentures from time to time in one or more series.

Reference is made to the prospectus supplement for the following terms of and information relating to the offered debt securities (to the extent such terms are applicable to such debt securities):

•	classification as senior or subordinated debt securities;

•	the specific designation, aggregate principal amount, purchase price and denomination of the offered debt securities;

•	the currency or units based on or relating to currencies in which such debt securities are denominated and/or in which principal (and premium, if any) and/or any interest will or may be payable;

•	any date of maturity;

•	the method by which amounts payable in respect of principal, premium (if any) or interest on, or upon the redemption of, such debt securities may be calculated, and any currencies or indices, or value, rate or price, relevant to such calculation;

•	interest rate or rates (or the method by which such rate or rates will be determined), if any;

•	the date or dates on which any such interest or other amounts will be payable;

•	the place or places where the principal of and interest, if any, on the offered debt securities will be payable;

•	any redemption, repayment or sinking fund provisions for the offered debt securities;

•	whether the offered debt securities will be issuable in registered form or bearer form (“Bearer Securities”) or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Securities;

•	any applicable U.S. federal income tax consequences, including whether and under what circumstances we will pay additional amounts on offered debt securities held by a person who is not a U.S. person (as defined in this prospectus or the applicable prospectus supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

•	the anticipated market for the offered debt securities; and

•	any other specific terms of the offered debt securities, including any additional or different events of default, remedies or covenants provided for with respect to such debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

Debt securities may be presented for exchange and registered debt securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Bearer Securities and the coupons, if any, attached to such Bearer Securities will be transferable by delivery.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes, will be described in the relevant prospectus supplement.

We may issue debt securities from time to time with payment terms that are calculated by reference to the value or price of one or more currencies or indices. Holders of such debt securities may receive a payment of the principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, or a redemption amount on any redemption date that is greater than or less than the principal amount of such debt securities, depending upon the value or price on such dates of the applicable currency or index. Information for determining the amount of principal, premium (if any), interest or redemption amounts payable on any date, the currencies, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the relevant prospectus supplement.

Certain Definitions

“Attributable Indebtedness” means, with respect to any Sale/Leaseback Transaction as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligations of the lessee under such lease for Net Rental Payments during the remaining term of the lease (including any period for which such lease has been extended).

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (3) appropriate adjustments on account of minority interests of other Persons holding stock of our Subsidiaries, all as set forth on our most recent balance sheet (but, in any event, as of a date within 150 days of the date of determination) and computed in accordance with generally accepted accounting principles.

“Consolidated Net Worth” means the amount of total stockholders’ equity shown in our most recent consolidated statement of financial position.

“Current Assets” of any Person includes all assets of such Person that would in accordance with generally accepted accounting principles be classified as current assets.

“Current Liabilities” of any Person includes all liabilities of such Person that would in accordance with generally accepted accounting principles be classified as current liabilities.

“Net Rental Payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments or similar charges.

“Non-Recourse Indebtedness” means our indebtedness or the indebtedness of any of our Subsidiaries in respect of which the recourse of the holder of such indebtedness, whether direct or indirect and whether contingent or otherwise, is effectively limited to specified assets, and with respect to which neither we nor any of our Subsidiaries provide any credit support.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, that we own or that is owned by one of our Subsidiaries which constitutes a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or any portion thereof (together with the land upon which it is erected and fixtures comprising a part thereof) (1) which is financed by industrial development bonds or (2) which, in the opinion of our board of directors, is not of material importance to our total business conducted and the total business conducted by our Subsidiaries, taken as a whole. As of the date of this prospectus, we have only one manufacturing plant or warehouse that constituted a Principal Property.

“Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which we or any of our Subsidiaries lease for a period of more than three years, any real or personal property, which property we have or such Subsidiary has sold or transferred or will sell or transfer to such Person in contemplation of such leasing.

“Subsidiary” of a Person means (1) any corporation more than 50% of the outstanding securities having ordinary voting power of which is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (2) any partnership or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned. For the purposes of this definition, “Securities Having Ordinary Voting Power” means securities or other equity interests that ordinarily have voting power for the election of directors, or persons having management power with respect to the Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

Senior Debt

The debt securities and coupons, if any, appertaining thereto that will constitute part of our senior debt will be issued under the Senior Debt Indenture and will rank pari passu with all of our other unsecured and unsubordinated debt.

Limitation On Liens

The Senior Debt Indenture provides that we will not, and will not permit any of our Subsidiaries to, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) if such Debt is secured by a mortgage, pledge, security interest or lien (a “Mortgage” or “Mortgages”) upon any of our Principal Properties or of any of our Subsidiaries’ Principal Properties or upon any shares of stock or other stock or other equity interest or indebtedness of any of our Subsidiaries (whether such property, shares of stock or other equity interest or indebtedness is now owned or hereafter acquired) which owns any Principal Property, without in any such case effectively providing that the debt securities shall be secured equally and ratably with (or prior to) such Debt; provided, however, that the foregoing restrictions shall not apply to:

•	mortgages existing on the date the debt securities are originally issued or mortgages provided for under the terms of agreements existing on such date;

•	mortgages on Current Assets securing Current Liabilities;

•	mortgages on any property we or any of our Subsidiaries acquire, construct, alter or improve after the date of the Indenture that are created or assumed contemporaneously with or within one year after such acquisition

(or, in the case of property constructed, altered or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost of such property, provided that in the case of any such construction, alteration or improvement the mortgages shall not apply to any property we or any of our Subsidiaries theretofore owned, other than (1) the property so altered or improved and (2) any theretofore unimproved real property on which the property so constructed or altered, or the improvement, is located;

•	existing mortgages on property we or any of our Subsidiaries acquire (including mortgages on any property acquired from a Person that is consolidated with or merged with or into us or any of our Subsidiaries) or mortgages outstanding at the time any Person becomes one of our Subsidiaries that are not incurred in connection with such entity becoming one of our Subsidiaries;

•	mortgages in our or any of our Subsidiaries’ favor;

•	mortgages on any property (1) in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, (2) securing indebtedness incurred to finance all or any part of the purchase price or cost of constructing, installing or improving the property subject to such mortgages, including mortgages to secure Debt of the pollution control or industrial revenue bond type, or (3) securing indebtedness issued or guaranteed by the United States, any state, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing bullet points; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, together with the reasonable costs related to such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property that secured the mortgage so extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, we and any of our Subsidiaries may, without securing the debt securities, issue, assume or guarantee secured Debt (that would otherwise be subject to the foregoing restrictions) in an aggregate amount that, together with all other such secured Debt and the aggregate amount of our and our Subsidiaries’ Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to the provisions described below under “— Limitation on Sale/Leaseback Transactions” (excluding any such Sale/Leaseback Transactions the proceeds of which have been applied in accordance with clauses (2) or (3) under the “— Limitation on Sale/Leaseback Transactions” covenant described below), does not exceed 10% of the Consolidated Net Worth, as shown on a consolidated balance sheet as of a date not more than 90 days prior to the proposed transaction we prepare in accordance with generally accepted accounting principles in the United States of America. Limitation On Sale/Leaseback Transactions

The Senior Debt Indenture provides that we will not, and will not permit any of our Subsidiaries to, enter into any Sale/Leaseback Transaction with any Person (other than us or one of our Subsidiaries) unless:

•	at the time of entering into such Sale/Leaseback Transaction, we or such Subsidiary would be entitled to incur Debt, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a mortgage on the property subject to such Sale/Leaseback Transaction, pursuant to the provisions of the covenant described under “— Limitation on Liens” without equally and ratably securing the debt securities pursuant to such provisions;

•	after the date on which debt securities are first issued, and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, we or such Subsidiary shall have expended for property used or to be used in our or such Subsidiary’s ordinary course of business (including amounts expended for additions, expansions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction, and we shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (3) below); or

•	during the 12-month period after the effective date of such Sale/Leaseback Transaction, we shall have applied to the voluntary defeasance or retirement of debt securities or any of our pari passu indebtedness an amount equal to the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction, which amount shall not be less than the fair value of such property at the time of entering into such Sale/Leaseback Transaction (adjusted to reflect any amount we expended as set forth in clause (2) above), less an amount equal to the principal amount of such debt securities and pari passu indebtedness we voluntarily defeased or retired within such 12-month period and not designated as a credit against any other Sale/Leaseback Transaction we or any of our Subsidiaries entered into during such period.

Unless otherwise specified in the prospectus supplement relating to a particular series of offered debt securities, the covenants applicable to the debt securities would not necessarily afford holders protection in the event that we are involved in a highly leveraged or other transaction, or in the event of a material adverse change in our financial position or results of operations. Unless otherwise specified in the prospectus supplement relating to a particular series of offered debt securities, the debt securities do not contain any other provisions that are designed to afford protection in the event that we are involved in a highly leveraged transaction.

Subordinated Debt

The debt securities and coupons, if any, attached to such debt securities that will constitute part of the Subordinated Debt Securities will be issued under the Subordinated Debt Indenture and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all of our Senior Indebtedness. The Subordinated Debt Indenture defines “Senior Indebtedness” as all of our indebtedness, including indebtedness we have guaranteed or assumed, for borrowed money or evidenced by bonds, debentures, notes, letters of credit, interest rate exchange agreements, currency exchange agreements, commodity forward contracts or other similar instruments, or indebtedness or obligations with respect to any lease of real or personal property whether existing on the date hereof or hereinafter incurred, and any guarantee, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, provided that Senior Indebtedness shall not include (1) obligations that, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, were without recourse to the issuer, (2) our obligations to any of our Subsidiaries and (3) any other obligations which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Subordinated Debt Securities.

In the event (1) of any insolvency or bankruptcy proceedings, or any receivership, liquidation or other similar proceedings including reorganization in respect of our company or a substantial part of our property, or (2) that (a) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness or (b) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, unless, in the case of a default under clause (b) above, the default with respect to the Senior Indebtedness is cured or waived, or 180 days pass after notice of the default is given to the holders of Senior Indebtedness (unless the maturity of such Senior Indebtedness has been accelerated), then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made, in accordance with the relevant Senior Indebtedness, for such payment in money or money’s worth, before the holders of any of the Subordinated Debt Securities or coupons are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such Subordinated Debt Securities or of such coupons. No new period of suspension of payments under clause (b) above may be commenced by reason of the same event of default (or any other event of default that existed or was continuing on the date of the commencement of such period) within twelve months after the first such notice relating thereto.

Without limitation of the foregoing, upon any acceleration of the Subordinated Debt Securities because of an event of default, we must promptly notify the holders of Senior Indebtedness of such acceleration, and may not pay the Subordinated Debt Securities unless (A) 120 days pass after such acceleration and (B) the terms of the Subordinated Debt Indenture permit such payment at such time.

By reason of such subordination, in the event of our bankruptcy, insolvency or liquidation, our creditors who are holders of Senior Indebtedness and our general creditors may recover more, ratably, than holders of the Subordinated Debt Securities. Certain of our contingent obligations, including certain guarantees, letters of credit, interest rate exchange agreements, currency exchange agreements and commodity forward contracts, would constitute Senior Indebtedness if we became obligated to pay such contingent obligations.

We expect from time to time to incur additional indebtedness constituting Senior Indebtedness. The Subordinated Debt Indenture does not prohibit or limit the incurrence of additional Senior Indebtedness or any other indebtedness and does not require us to adhere to financial covenants or similar restrictions. To the extent we issue Subordinated Debt Securities, we refer you to the applicable prospectus supplement for the amount of Senior Indebtedness outstanding.

Conversion and Exchange

The terms, if any, on which debt securities of any series will be convertible into or exchangeable for our common stock or preferred stock, property or cash, or a combination of any of the foregoing, will be summarized in the prospectus supplement relating thereto. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder, or at our option, in which case the number of our shares of common stock or preferred stock to be received by the holders of the debt securities would be calculated according to the factors and at such time as summarized in the related prospectus supplement. The prospectus supplement will also summarize the material federal income tax consequences applicable to such convertible or exchangeable debt securities.

Events of Default

An “Event of Default” is defined under each Indenture with respect to debt securities of any series issued under such Indenture as being:

•	default in the payment of any interest on any debt security when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of any debt security at its maturity;

•	default in our performance (or our breach) of any of our covenants or agreements in such Indenture, continued for 90 days after we receive written notice;

•	acceleration of, or any failure to pay at final maturity, any of our or our Subsidiaries’ Debt (other than the debt securities or Non-Recourse Indebtedness) in an aggregate amount in excess of $25 million if such acceleration is not rescinded or annulled, or such indebtedness shall not have been discharged, within 15 days after we receive written notice thereof; and

•	certain events of our or of one of our Significant Subsidiaries’ bankruptcy, insolvency or reorganization.

Each Indenture provides that if an Event of Default, other than certain events with respect to our bankruptcy, insolvency or reorganization, shall occur and be continuing, then the Senior Trustee or the Subordinated Trustee, as the case may be, or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities may, by a notice in writing to us (and to the Senior Trustee or the Subordinated Trustee, as the case may be, if given by the holders), declare the principal of the debt securities, and all accrued and unpaid interest thereon, to be due and payable immediately. If an Event of Default with respect to certain events of our bankruptcy, insolvency or reorganization shall occur and be continuing, then the principal on the debt securities, and all accrued and unpaid interest thereon, shall be due and payable immediately without any act on the part of the Senior Trustee or the Subordinated Trustee, as the case may be, or any holder.

The holders of not less than a majority in principal amount of the outstanding debt securities may, on behalf of the holders of all of the debt securities, waive any past default under the Indenture and its consequences, except a default (1) in respect of the payment of principal of or interest on the debt securities or (2) in respect of a covenant or provision that cannot be modified or amended without the consent of each holder.

Under each Indenture we are required to file annually with the Senior Trustee or the Subordinated Trustee, as the case may be, an officers’ certificate as to our compliance with all conditions and covenants. Each Indenture will provide that the Senior Trustee or the Subordinated Trustee, as the case may be, may withhold notice to the holders of the debt securities of any default (except payment defaults on the debt securities) if it considers it to be in the interest of such holders to do so.

Subject to the provisions of each Indenture relating to the duties of the Senior Trustee or the Subordinated Trustee, as the case may be, each Indenture provides that when an Event of Default occurs and is continuing, the Senior Trustee or the Subordinated Trustee, as the case may be, will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Senior Trustee or the Subordinated Trustee, as the case may be, reasonable security or indemnity. Subject to such provisions concerning the rights of the Senior Trustee or the Subordinated Trustee, as the case may be, the holders of a majority in aggregate principal amount of the outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee or the Subordinated Trustee, as the case may be, or exercising any trust or power conferred on the Senior Trustee or the Subordinated Trustee, as the case may be, under such Indenture.

Consolidation, Merger and Sale of Assets

Each Indenture provides that we will not consolidate with or merge into any other corporation, or convey, transfer or lease, or permit one or more of our Significant Subsidiaries to convey, transfer or lease, all or substantially all of our property and assets on a consolidated basis, to any Person unless (1) either we are the continuing corporation or such corporation or Person assumes by supplemental indenture all of our obligations under such Indenture and the debt securities issued thereunder, (2) immediately after such transaction no Default or Event of Default shall exist and (3) the surviving corporation or such Person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia.

Modification or Waiver

Each Indenture provides that we may modify and amend such Indenture, and the Senior Trustee or the Subordinated Trustee, as the case may be, may modify and amend such Indenture with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities; provided that no such modification or amendment may, without the consent of each holder, among other things:

•	change the maturity of the principal of, or any installment of interest on, the debt securities;

•	reduce the principal amount of, or the rate of interest on, the debt securities;

•	change the place or currency of payment of principal of, or interest on, the debt securities;

•	impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof;

•	reduce the percentage of holders necessary to modify or amend such Indenture or to consent to any waiver thereunder or reduce the requirements for voting or quorum described below; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default.

Each Indenture provides that we may modify and amend such Indenture, and the Senior Trustee or the Subordinated Trustee, as the case may be, may modify and amend such Indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another Person to our company and the assumption by such Person of our covenants contained in such Indenture and the debt securities;

•	to add covenants of our company for the benefit of the holders or to surrender any right or power conferred upon our company;

•	to add Events of Default;

•	to secure the debt securities;

•	to evidence and provide for the acceptance of appointment by a successor Senior Trustee or a successor Subordinated Trustee, as the case may be;

•	to cure any ambiguity, defect or inconsistency in such Indenture; provided such action does not adversely affect the interests of the holders;

•	to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of the debt securities; provided such action shall not adversely affect the interests of the holders; or

•	to conform with the requirements of the Trust Indenture Act.

Defeasance and Covenant Defeasance

We may, at our option and at any time, terminate our obligations with respect to the outstanding debt securities (“Defeasance”). Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities, except for (1) the rights of the holders of outstanding debt securities to receive payment in respect of the principal of and interest on such debt securities when such payments are due, (2) our obligations to issue temporary debt securities, register and transfer or exchange any debt securities, replace mutilated, destroyed, lost or stolen debt securities, maintain an office or agency for payments in respect of the debt securities and segregate and hold money in trust, (3) the rights, powers, trusts, duties and immunities of the Senior Trustee or the Subordinated Trustee, as the case may be, and (4) the Defeasance provisions of the applicable Indenture. In addition, we may, at our option and at any time, elect to terminate our obligations with respect to the debt securities (being primarily the restrictions described under “— Limitation on Liens” and “— Limitation on Sale/Leaseback Transactions”), and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the debt securities (“Covenant Defeasance”).

In order to exercise either Defeasance or Covenant Defeasance:

•	we must irrevocably deposit with the Senior Trustee or the Subordinated Trustee, as the case may be, in trust, for the benefit of the holders, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and interest on the outstanding debt securities to maturity;

•	we must deliver to the Senior Trustee or the Subordinated Trustee, as the case may be, an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance or Covenant Defeasance, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance or Covenant Defeasance had not occurred (in the case of Defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service issued, or a change in applicable federal income tax laws occurring, after the date hereof);

•	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as the last bullet point under the first paragraph under “— Events of Default” is concerned, at any time during the period ending the 91st day after the date of deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

•	such Defeasance or Covenant Defeasance shall not cause the Senior Trustee or the Subordinated Trustee, as the case may be, to have a conflicting interest (as defined by the Trust Indenture Act) with respect to any of our securities;

•	such Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the applicable Indenture or any material agreement or instrument to which we are a party or by which we are bound; and

•	we shall have delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the applicable Indenture to either Defeasance or Covenant Defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Debt would result.

Satisfaction and Discharge

Each Indenture provides that it will be discharged and will cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of the debt securities, as expressly provided for in such Indenture) as to all outstanding debt securities when (1) either (a) all the debt securities theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or paid and debt securities for whose payment money or certain U.S. Government Obligations has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, for cancellation or (b) all debt securities not theretofore delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, for cancellation have become due and payable or will become due and payable at maturity within one year and we have irrevocably deposited or caused to be deposited with the Senior Trustee or the Subordinated Trustee, as the case may be, funds in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, for cancellation, for principal of and interest on the debt securities to the date of deposit together with irrevocable instructions from us directing the Senior Trustee or the Subordinated Trustee, as the case may be, to apply such funds to the payment thereof at maturity; (2) we have paid or have caused to be paid all other sums payable under such Indenture by us; and (3) we have delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, an officers’ certificate and an opinion of counsel stating that all conditions precedent under such Indenture relating to the satisfaction and discharge of such Indenture have been complied with.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold debt securities in “street name” through accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. Instead, we, the Senior Trustee and the Subordinated Trustee will recognize only the registered holder, bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. Street name and other indirect holders should consult their banks or brokers for information on their procedures with respect to these matters.

Direct Holders

Our obligations, as well as the obligations of the Senior Trustee and the Subordinated Trustee and those of any third parties employed by us, the Senior Trustee and the Subordinated Trustee, under the debt securities run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners of global securities can only be indirect holders. We require that the global security be registered in the name of a financial institution we select. We also require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described in the section “Forms of Securities” below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary.

Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. Each prospectus supplement will indicate whether a series of debt securities covered by that prospectus supplement will be issued only in the form of global securities.

The Trustees

The Indentures and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Senior Trustee or the Subordinated Trustee, as the case may be thereunder, should the Senior Trustee or the Subordinated Trustee, as the case may be, become one of our creditors, to obtain payment of claims in certain cases. We may from time to time maintain bank accounts and have other customary banking relationships with and obtain credit facilities and lines of credit from the Senior Trustee or the Subordinated Trustee, in the ordinary course of business; provided, however, that if the Senior Trustee or the Subordinated Trustee, as the case may be, acquires any conflicting interest (as defined in Section 310(b) of the Trust Indenture Act), it must eliminate such conflict or resign. We have appointed the Senior Trustee, at the offices specified in the Senior Debt Indenture, as registrar, principal paying agent and transfer agent for the senior debt securities. We will appoint the Subordinated Trustee, at the offices specified in the Subordinated Debt Indenture, as registrar, principal paying agent and transfer agent for the Subordinated Debt Securities. In such capacities, the Senior Trustee or the Subordinated Trustee, as the case may be, will be responsible for, among other things, (1) maintaining a record of the aggregate holdings of global securities and accepting debt securities for exchange and registration of transfer, (2) ensuring that payments of principal of and interest on global securities and other debt securities received from us by the Senior Trustee or the Subordinated Trustee, as the case may be, are duly paid to The Depository Trust Company (“DTC”) or its nominee or the holders thereof, as the case may be, and (3) transmitting to us any notices from holders of debt securities. We will cause the transfer agent to act as a registrar. We may vary or terminate the appointment of the transfer agent or appoint additional or other transfer agents or approve any change in the office through which any transfer agent acts.

DESCRIPTION OF PREFERRED STOCK

Authorized Preferred Stock

Our restated certificate of incorporation authorizes us to issue 5,000,000 shares of preferred stock, par value $0.01 per share. We may issue shares of preferred stock from time to time in one or more series, without stockholder approval, when authorized by our board of directors.

Upon issuance of a particular series of preferred stock, our board of directors is authorized, to specify:

•	the number of shares to be included in the series;

•	the annual dividend rate for the series and any restrictions or conditions on the payment of dividends;

•	the manner in which dividends are to be paid;

•	the redemption price, if any, and the terms and conditions of redemption;

•	any retirement or sinking fund provisions for the purchase or redemption of the series;

•	if the series is convertible or exchangeable, the terms and conditions of conversion or exchange;

•	the amounts payable to holders upon our liquidation, dissolution or winding up;

•	the priority of such series;

•	the voting rights of such series; and

•	any other rights, preferences and limitations relating to the series.

The ability of our board of directors to authorize, without stockholder approval, the issuance of preferred stock with conversion and other rights, may adversely affect the rights of holders of our voting common stock, non-voting common stock or other series of preferred stock that may be outstanding.

No shares of our preferred stock are currently issued and outstanding. Five hundred thousand shares of preferred stock have been designated as Series A Junior Participating Preferred Stock reserved for issuance under the Rights Agreement, dated as of July 22, 1998, between us and Mellon Investor Services, L.L.C., as rights agent. See “Description of Common Stock — Stockholder Rights Plan” below.

Specific Terms of a Series of Preferred Stock

The preferred stock we may offer will be issued in one or more series. Shares of preferred stock, when issued against full payment of its purchase price, will be fully paid and non-assessable. Their par value or liquidation preference, however, will not be indicative of the price at which they will actually trade after their issue. If necessary, the prospectus supplement will provide a description of U.S. federal income tax consequences relating to the purchase and ownership of the series of preferred stock offered by that prospectus supplement.

The preferred stock will have the dividend, liquidation, redemption and voting rights discussed below, unless otherwise described in a prospectus supplement relating to a particular series. A prospectus supplement will discuss the following features of the series of preferred stock to which it relates:

•	the designations and stated value per share;

•	the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which the preferred stock will be issued;

•	the dividend rate, the method of its calculation, the dates on which dividends would be paid and the dates, if any, from which dividends would cumulate;

•	whether dividends are to be paid in cash or other securities or property;

•	any redemption or sinking fund provisions;

•	the voting rights of the preferred stock;

•	any conversion or exchange rights; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

Rank

Unless otherwise stated in the prospectus supplement, the preferred stock will have priority over our voting and non-voting common stock with respect to dividends and distribution of assets, but will rank junior to all our outstanding indebtedness for borrowed money. Any series of preferred stock could rank senior, equal or junior to our other capital stock, as may be specified in a prospectus supplement, as long as our restated certificate of incorporation so permits.

Dividends

Holders of each series of preferred stock shall be entitled to receive cash dividends to the extent specified in the prospectus supplement when, as and if declared by our board of directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends of each series of preferred stock will be stated in the prospectus supplement. Dividends will be payable to the holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or non-cumulative, as discussed in the prospectus supplement.

Convertibility and Exchangeability

Shares of a series of preferred stock may be convertible or exchangeable into shares of our common stock, another series of preferred stock or other securities or property. The conversion or exchange may be mandatory or optional. The applicable prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features, and will describe all the related terms and conditions.

Redemption

The terms, if any, on which shares of preferred stock of a series may be redeemed will be discussed in the prospectus supplement.

Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the related prospectus supplement plus an amount equal to any accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock are cumulative). These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series will share ratably in proportion to the full liquidation preferences of each security. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Transfer Agent

The transfer agent for each series of preferred stock will be named and described in the prospectus supplement for that series.

DESCRIPTION OF COMMON STOCK

The following summary description of our common stock is based on the provisions of our restated certificate of incorporation and by-laws and the applicable provisions of the Delaware general corporation law. This information is qualified entirely by reference to the provisions of our restated certificate of incorporation, our by-laws and the Delaware general corporation law. For information on how to obtain copies of our restated certificate of incorporation and by-laws, see “Where You Can Find More Information” below.

Authorized Capital

We currently have authority to issue 180,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock, $0.01 par value, 150,000,000 shares of voting common stock, $0.01 par value, and 25,000,000 shares of non-voting common stock, $0.01 par value. As of December 31, 2007, 116,128,572 shares of our voting common stock were issued and outstanding, and no shares of our non-voting common stock or preferred stock were issued or outstanding.

The rights of the holders of our voting and non-voting common stock discussed below are subject to the rights that our board of directors may from time to time confer on holders of our preferred stock issued in the future. These rights may adversely affect the rights of holders of our voting common stock, non-voting common stock, or both.

Requirements for Advance Notification or Stockholder Proposals and Nominations

Our by-laws contain provisions requiring that a stockholder deliver advance notice of any business that such stockholder intends to raise at an annual meeting of stockholders and providing for procedures to be followed if a stockholder wishes to nominate a person to be elected as a director. To be timely, the stockholder must give written notice to our Secretary not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the next annual meeting is more than 30 days before, or more than 60 days after, the first anniversary of the preceding year’s annual meeting, the stockholder must deliver notice to our Secretary not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The notice must provide information about the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is being made, each person whom the stockholder proposes to nominate for election or reelection as director, and the business to be brought before the meeting. In addition, if we plan to increase the size of our board of directors, and we do not publicly announce all of the nominees for election or specify the size of the increased board of directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder will have 10 days following the date of our public announcement to give notice with respect to nominees for any new positions created by such increase.

Special Meetings

Subject to the rights of holders of preferred stock, special meetings of stockholders may be called only by our board of directors pursuant to a resolution approved by a majority of the total number of directors, or by a person or committee expressly so authorized by our board of directors pursuant to a resolution approved by a majority of the total number of directors. According to our by-laws, if we call a special meeting to elect directors to our board of directors, a stockholder may nominate individuals for election if such stockholder delivers notice to our Secretary not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board of directors to be elected at such meeting.

Voting Rights

Each holder of our common stock is entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders, and does not have cumulative voting rights. In general, holders of our non-voting common stock do not have voting rights, other than those required by law. However, holders of non-voting common stock may vote as a separate class on amendments to the restated certificate of incorporation that adversely affect their powers, preferences or special rights as holders of non-voting common stock.

Conversion Rights

Qualified institutional investors who are subject to regulatory requirements that forbid or limit their right to own general voting stock may convert their common stock into non-voting common stock on a share-for-share basis as needed to satisfy applicable regulatory requirements, or directly purchase non-voting common stock because of such regulatory requirements. Thereafter, the non-voting common stock may be converted into common stock on a share-for-share basis in such circumstances as are permitted by applicable regulatory requirements.

Dividends

Subject to any preferential rights of any of our outstanding preferred stock, holders of our common stock and non-voting common stock, treated as a single class, are entitled to receive, based on the number of shares held, cash dividends when and as declared by our board of directors from funds legally available for such purpose.

Rights Upon Liquidation

If we liquidate, holders of our common stock and non-voting common stock, treated as a single class, are entitled to receive, based on the number of shares held, all of the assets available for distribution to stockholders after payment of all prior claims, including any preferential liquidation rights of any preferred stock outstanding at that time. The holders of our common stock and non-voting common stock do not have any redemption rights.

No Action by Written Consent

Subject to the rights of holders of preferred stock, any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be affected by any consent in writing by such stockholders.

Other Rights

The holders of our common stock and non-voting common stock do not have preemptive rights to subscribe to any additional shares of any class of our capital stock. All of our outstanding shares of common stock are, and, upon conversion or exchange, any issued shares of our common stock and/or non-voting common stock will be, fully paid and non-assessable. Our common stock and non-voting common stock do not have any sinking fund provisions.

Our voting common stock is listed for trading on the New York Stock Exchange under the symbol “BWA” and the transfer agent and registrar for our voting common stock is Mellon Investor Services, L.L.C.

Some Important Charter and Statutory Provisions

Our restated certificate of incorporation provides for the division of our board of directors into three classes of directors, each serving staggered, three-year terms. In addition, our restated certificate of incorporation and our by-laws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of our outstanding voting power. Our restated certificate of incorporation further provides generally that any alteration, amendment or repeal of its sections regarding the composition, election and classification of our board of directors requires the approval of the holders of at least 80% of our outstanding voting power.

Our restated certificate of incorporation also provides that when it is evaluating any proposal from another party to (1) make a tender offer for our equity securities, (2) merge or consolidate us with another corporation or (3) purchase or otherwise acquire substantially all of our properties and assets, our board of directors must give due consideration to all relevant factors, including the social and economic effects on our employees, customers, suppliers and other constituents and the communities in which we operate or are located.

Our restated certificate of incorporation provides that a director will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for paying a dividend or approving a stock repurchase or redemption in violation of Section 174 of the Delaware general corporation law; or

•	for any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation also provides that each of our current or former directors, officers, employees or agents, or each such person who is or was serving or who had agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of that person), will be indemnified by us to the fullest extent permitted by the Delaware general corporation law. Our restated certificate of incorporation also specifically authorizes us to enter into agreements with any person providing for indemnification greater or different than that provided by our restated certificate of incorporation.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our company or our management.

We are subject to the provisions of Section 203 of the Delaware general corporation law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to that date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	when the transaction that resulted in such person becoming an interested stockholder was completed, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding, for purposes of determining the number of shares outstanding, shares owned by some directors or employee stock plans; or

•	on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote, and not by the written consent, of at least two-thirds of outstanding voting stock, excluding the stock owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, who together with affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own, 15% or more of the corporation’s outstanding voting stock.

Stockholder Rights Plan

On July 21, 1998, our board of directors adopted a stockholder rights plan and, on July 22, 1998, signed a rights agreement with Mellon Investor Services, L.L.C., as rights agent. A copy of our rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. Under our stockholder rights plan, one preferred stock purchase right is attached to each outstanding share of our common stock. We refer to these preferred stock purchase rights as the “rights.” Each share of common stock and each share of non-voting common stock issued in the future will also receive a right until the rights become exercisable. Until a right is exercised, the holder of a right does not have any additional rights as a stockholder. These rights will expire on July 22, 2008, unless they are previously redeemed or exchanged by us as described below. These rights trade automatically with our common stock and non-voting common stock and will separate from the common stock and non-voting common stock and become exercisable only under the circumstances described below.

In general, the rights will become exercisable when the first of the following events happen:

(1) ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 20% or more of the sum of our outstanding common stock and non-voting common stock; or

(2) ten business days, or such other date determined by our board of directors, after the beginning of, or announcement of an intention to begin, a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the sum of our outstanding common stock and non-voting common stock.

If the rights become exercisable, holders of the rights will be able to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock at a price of $300, subject to adjustment. However, all rights owned by any persons or groups triggering the event shall be void. If a person or group acquires 20% or more of the sum of our outstanding common stock and non-voting common stock then each right will entitle the holder (other than the 20% or more person or group that triggered the rights) to purchase a number of shares of our common stock in respect of rights attached to our common stock, or a number of shares of our non-voting common stock in respect of rights attached to our non-voting common stock, in either case having a market value of two times the exercise price of the right.

If we are acquired in a merger or other business combination transaction, or 50% or more of our consolidated assets or earning power are sold after a person or group acquires 20% or more of the sum of our outstanding common stock and non-voting common stock, then each right will entitle the holder (other than the 20% or more person or group that triggered the rights) to purchase a number of shares of common stock of the surviving or acquiring corporation having a market value of two times the exercise price of the right.

At any time after a person or group has acquired beneficial ownership of 20% or more of our outstanding common stock and non-voting common stock, our board of directors may, at its option, exchange all or any part of the then outstanding and exercisable rights for shares of common stock or shares of Series A Preferred Stock at an exchange ratio of one share of common stock or one one-hundredth of a share of Series A Junior Participating Preferred Stock per right. However, our board of directors will not be empowered to affect such exchange at any time after any person or group becomes the beneficial owner of 50% or more of our outstanding common stock.

Our board of directors may redeem the rights for $.01 per right at any time before a person or group has acquired beneficial ownership of 20% or more of the sum of our outstanding common stock and non-voting common stock. Our board of directors may generally reduce the 20% trigger to the higher of (1) the largest percentage then known to our company beneficially owned by a person or group or (2) 10%, and may otherwise amend the rights at any time before a person or group has acquired beneficial ownership of 20% or more of the sum of our outstanding common stock and non-voting common stock. The rights will expire at the close of business on July 22, 2008 unless we redeem them before that date.

DESCRIPTION OF DEPOSITARY SHARES

Fractional Shares of Preferred Stock

We may elect to offer fractional interests in shares of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent a fractional interest as described in the prospectus supplement, of a share of preferred stock.

Deposit Agreement

The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will include the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its fractional interest in a share of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred stockholders of the relevant series will be made available to depositary shareholders.

Withdrawal of Stock

Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related preferred stock series and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred stock series on the basis described in the prospectus supplement, but holders of those whole preferred stock shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred stock series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption and Liquidation

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the prospectus supplement.

Convertibility and Exchangeability

Shares of a series of preferred stock may be convertible or exchangeable into shares of our common stock, another series of preferred stock or other securities or property. The conversion or exchange may be mandatory or optional. The applicable prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features, and will describe all the related terms and conditions.

Voting

Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder’s depositary shares. The depositary will vote the preferred stock shares underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those preferred stock shares, unless otherwise discussed in the prospectus supplement.

Amendment and Termination of Deposit Agreement

We and the depositary may amend the depositary receipt form evidencing the depositary shares and the related deposit agreement. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless holders of a majority of the outstanding depositary shares approve that amendment. We or the depositary may terminate a deposit agreement only if:

•	we have redeemed or reacquired all outstanding depositary shares relating to the deposit agreement,

•	all preferred stock of the relevant series has been withdrawn, or

•	there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of Depositary

We will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Title

We and each depositary and any of our respective agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment in respect of that depositary share is overdue and despite any notice to the contrary, for any purpose. See “Forms of Securities” below.

Resignation and Removal of Depositary

A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must:

•	be appointed within 60 days after delivery of the notice of resignation or removal,

•	be a bank or trust company having its principal office in the United States, and

•	have a combined capital and surplus of at least $50,000,000.

Miscellaneous

Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. Our obligations and the obligations of each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our debt securities, preferred stock, common stock, depositary shares or units. Warrants may be issued independently or together with debt securities, preferred stock, common stock, depositary shares or units, and may be attached to or separate from those securities.

Warrant Agreements

Each series of warrants will be evidenced by certificates issued under a separate warrant agreement to be entered into between us and a bank that we select as warrant agent with respect to such series. The warrant agent will have its principal office in the U.S. and have a combined capital and surplus of at least $50,000,000.

Issuance In Series

The prospectus supplement relating to a series of warrants will mention the name and address of the warrant agent. The prospectus supplement will describe the terms of the series of warrants in respect of which this prospectus is being delivered, including:

•	the offering price;

•	the currency for which the warrants may be purchased;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security or each principal amount of security;

•	the date on which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities that can be purchased upon exercise, and the price for purchasing those debt securities;

•	in the case of warrants to purchase preferred stock, depositary shares or common stock, the number of depositary shares or shares of preferred stock or common stock, as the case may be, that can be purchased upon the exercise, and the price for purchasing those shares;

•	in the case of warrants to purchase units upon exercise, the number and type of units that can be purchased upon exercise, and the price of those units;

•	the dates on which the right to exercise the warrants will commence and expire;

•	material U.S. federal income tax consequences of holding or exercising those warrants;

•	the terms of the securities issuable upon exercise of those warrants; and

•	any other terms of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for transfer registration, and may be exercised at the warrant agent’s corporate trust office or any other office indicated in the prospectus supplement. If the warrants are not separately transferable from the securities with which they were issued, this exchange may take place only if the certificates representing the related securities are also exchanged. Prior to warrant exercise, warrantholders will not have any rights as holders of the underlying securities, including the right to receive any principal, premium, interest, dividends, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities specified in the prospectus supplement at the exercise price mentioned in, or calculated as described in, the prospectus supplement. Unless otherwise specified in the prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York time, on the expiration date mentioned in that prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivery of the warrant certificate representing the warrants to be exercised, or in the case of global securities, as described below under “Forms of Securities,” by delivery of an exercise notice for those warrants, together with certain information, and payment to the warrant agent in immediately available funds, as provided in the prospectus supplement, of the required purchase amount. The information required to be delivered will be on the reverse side of the warrant certificate and in the prospectus supplement. Upon receipt of payment and the warrant certificate or exercise notice properly executed at the office indicated in the prospectus supplement, we will, in the time period the relevant warrant agreement provides, issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificates are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

If mentioned in the prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.

Antidilution Provisions

As will be provided in a prospectus supplement, in the case of warrants to purchase common stock or securities convertible into or exchangeable for common stock, the exercise price payable and the number of shares of common stock purchasable upon warrant exercise may be adjusted in certain events, including:

•	the issuance of a stock dividend to common stockholders or a combination, subdivision or reclassification of common stock;

•	the issuance of rights, warrants or options to all common and preferred stockholders entitling them to purchase common stock for an aggregate consideration per share less than the current market price per share of common stock;

•	any distribution to our common stockholders of evidences of our indebtedness of assets, excluding cash dividends or distributions referred to above; and

•	any other events mentioned in the prospectus supplement.

No adjustment in the number of shares or securities purchasable upon warrant exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number. No fractional shares will be issued upon warrant exercise, but we will pay the cash value of any fractional shares otherwise issuable.

Modification

Unless provided otherwise in an applicable prospectus supplement, we and any warrant agent may amend any warrant agreement and the terms of the related warrants by executing a supplemental warrant agreement, without any such warrantholders’ consent, for the purpose of:

•	curing any ambiguity, any defective or inconsistent provision contained in the warrant agreement, or making any other corrections to the warrant agreement that are not inconsistent with the provisions of the warrant certificates;

•	evidencing the succession of another corporation to us and its assumption of our covenants contained in the warrant agreement and the warrants;

•	appointing a successor depository, if the warrants are issued in the form of global securities;

•	evidencing a successor warrant agent’s acceptance of appointment with respect to the warrants;

•	adding to our covenants for the warrantholders’ benefit or surrendering any right or power we have under the warrant agreement;

•	issuing warrants in definitive form, if such warrants are initially issued in the form of global securities; or

•	amending the warrant agreement and the warrants as we deem necessary or desirable and that will not adversely affect the warrantholders’ interests in any material respect.

Unless provided otherwise in an applicable prospectus supplement, we and the warrant agent may also amend any warrant agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the unexercised warrants affected by such amendment, for the purpose of adding, modifying or eliminating any of the warrant agreement’s provisions or of modifying the warrantholders’ rights. However, no such amendment that:

•	reduces the number or amount of securities receivable upon warrant exercise;

•	shortens the time period during which the warrants may be exercised;

•	otherwise adversely affects the exercise rights of warrantholders in any material respect; or

•	reduces the number of unexercised warrants the consent of holders of which is required for amending the warrant agreement or the related warrants

•	may be made without the consent of each holder affected by that amendment.

Consolidation, Merger and Sale of Assets

Unless provided otherwise in an applicable prospectus supplement, each warrant agreement will provide that we may consolidate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of our assets to any other corporation. However, any successor or acquirer of such assets must assume all of our obligations under the relevant warrant agreement and for the unexercised warrants, as appropriate, and we or that successor corporation must not immediately be in default under that warrant agreement.

Enforceability of Rights By Holders of Warrants

Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case we default in performing our obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us. Any warrantholder may, without the warrant agent’s consent or consent of any other warrantholder, enforce by appropriate legal action its right to exercise that warrant.

Replacement of Warrant Certificates

We will replace any destroyed, lost, stolen or mutilated warrant certificate upon delivery to us and the relevant warrant agent of satisfactory evidence of the ownership of that warrant certificate and of its destruction, loss, theft or mutilation, and (in the case of mutilation) surrender of that warrant certificate to the relevant warrant agent, unless we have, or the warrant agent has, received notice that the warrant certificate has been acquired by a bona fide purchaser. That warrantholder will also be required to provide indemnity satisfactory to us and the relevant warrant agent before a replacement warrant certificate will be issued.

Title

We and the warrant agents and any of our respective agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary. See “Forms of Secuirties” below.

DESCRIPTION OF UNITS

We may issue units comprised of one or more debt securities, shares of preferred stock, shares of common stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Debt Securities,” “Description of Preferred Stock,” “Description of Common Stock” and “Description of Warrants,” will apply to each unit and to any debt security, preferred stock, common stock or warrant, respectively, included in each unit.

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the prospectus supplement.

The following provisions will generally apply to all unit agreements unless otherwise stated in the prospectus supplement.

Enforcement of Rights

The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement or other instrument under which that security is issued. Those terms are described elsewhere in this prospectus under the sections relating to debt securities, preferred stock, common stock and warrants.

Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities, that are included in those units. Limitations of this kind will be described in the prospectus supplement.

Modification Without Consent of Holders

Unless provided otherwise in an applicable prospectus supplement, we and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

•	to cure any ambiguity;

•	to correct or supplement any defective or inconsistent provision; or

•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent of Holders

Unless provided otherwise in an applicable prospectus supplement, we may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

•	impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right, or

•	reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Unless provided otherwise in an applicable prospectus supplement, any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series, or

•	If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified Under Trust Indenture Act

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Title

We and the unit agents and any of our respective agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Forms of Securities” below.

FORMS OF SECURITIES

Each debt security, warrant, purchase contract and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either (1) in registered form, where our obligation runs to the holder of the security named on the face of the security or, if a registry is kept, the registered owner of the note in the registry, or (2) subject to the limitations explained below under “— Limitations on Issuance of Bearer Securities and Bearer Debt Warrants,” in bearer form, where our obligation runs to the bearer of the security. Definitive securities name you or your nominee as the owner of the security (other than definitive bearer securities, which the holder thereof will be the owner), and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Registered global securities name a depositary or its nominee as the owner of the debt securities, warrants, purchase contracts or units represented by these global securities (other than global bearer securities, which the holder thereof will be the owner). The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities

We may issue registered debt securities, warrants, purchase contracts and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner and holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, purchase contract or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, purchase contract or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, purchase contract or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, purchase contract or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, interest payments on debt securities, other amounts due under debt securities and any payments to holders with respect to warrants, purchase contract or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustees, the warrant agents, the unit agents or any of our other agents, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, interest, other amounts or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the indenture permits us at any time and in our sole discretion to decide not to have any of the securities represented by one or more registered global securities. However, The Depository Trust Company, New York, New York has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global securities at the request of each DTC participant. We will issue securities in definitive form in exchange for the registered global security or all the securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities

The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

Limitations on Issuance of Bearer Securities and Bearer Debt Warrants

In compliance with United States federal income tax laws and regulations, bearer securities, including bearer securities in global form, and bearer debt warrants will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by United States Treasury Regulations Section 1.163-5(c) (2) (i) (D). Any underwriters, agents or dealers participating in the offerings of bearer securities or bearer debt warrants, directly or indirectly, must agree that:

•	they will not, in connection with the original issuance of any bearer securities or during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c) (2) (i) (D) (7) which we refer to as the “restricted period,” offer, sell, resell or deliver, directly or indirectly, any bearer securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above, and

•	they will not, at any time, offer, sell, resell or deliver, directly or indirectly, any bearer debt warrants in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above.

In addition, any underwriters, agents or dealers must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer securities or bearer debt warrants are aware of the above restrictions on the offering, sale, resale or delivery of bearer securities or bearer debt warrants.

Bearer securities, other than temporary global debt securities and bearer securities that satisfy the requirements of United States Treasury Regulations Section 1.163-5(c)(2) (i)(D)(3)(iii) and any coupons appertaining thereto will not be delivered in permanent global form or definitive bearer form, and no interest will be aid thereon, unless we have received a signed certificate in writing, or an electronic certificate described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(ii), stating that on the date of that certificate the relevant interest in the bearer security:

•	is owned by a person that is not a United States person;

•	is owned by a United States person that (a) is a foreign branch of a United States financial institution, as defined in applicable United States Treasury Regulations, which we refer to as a “financial institution,” purchasing for its own account or for resale, or (b) is acquiring the bearer security through a foreign branch of a United States financial institution and who holds the bearer security through that financial institution through that date, and in either case (a) or (b) above, each of those United States financial institutions agrees, on its own behalf or through its agent, that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986 and the Treasury Regulations thereunder;

•	or is owned by a United States or foreign financial institution for the purposes of resale during the restricted period and, whether or not also described in the first or second clause above, the financial institution certifies that it has not acquired the bearer security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

We will not issue bearer debt warrants in definitive form.

We will make payments on bearer securities and bearer debt warrants only outside the United States and its possessions except as permitted by the above Treasury Regulations.

Bearer securities, other than temporary global securities, and any coupons or talons issued with bearer securities will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in this legend provide that, with exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain realized on the sale, exchange or redemption of that bearer security or coupon.

As used in this section, the term bearer securities includes bearer securities that are part of units and the term bearer debt warrants includes bearer debt warrants that are part of units. As used herein, the term “United States person” means a citizen or resident of the United States for United States federal income tax purposes, a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, or any state of the United States or the District of Columbia, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. As used herein, “United States” means the United States of America (including the states thereof and the District of Columbia) and “its possessions” include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

Form of Securities Included in Units

The form of any warrant included in a unit will correspond to the form of the unit and of any other security included in that unit.

PLAN OF DISTRIBUTION

We may sell the debt securities in and/or outside the United States: (1) through underwriters or dealers; (2) directly to one or more purchasers; or (3) through agents. The applicable prospectus supplement with respect to the debt securities will set forth the terms of the offering of the debt securities, including the name or names of any underwriters or agents, if any, the purchase price of the debt securities and the proceeds to us from such sale. In addition, the applicable prospectus supplement will set forth any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

Any initial public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of debt securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the offered debt securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the offered debt securities if any are purchased.

If dealers are used in the sale of debt securities in respect of which this prospectus is delivered, we will sell such debt securities to the dealers as principals. The dealers may then resell such debt securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

The debt securities may be sold through agents we designate from time to time. Any agent involved in the offer or sale of the debt securities in respect to which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement relating thereto. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

We may sell the debt securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resale thereof. The terms of any such sales, including the terms of any bidding or auction process, will be described in the prospectus supplement relating thereto.

Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be our customers, engage in transactions with us, or perform services for us in the ordinary course of business. In connection with an offering, certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities. Specifically, such persons may overallot such offering, creating a syndicate short position. In addition, such persons may bid for, and purchase, the debt securities in the open market to cover syndicate shorts or to stabilize the price of the debt securities. Finally, such persons may reclaim selling concessions allowed for distributing the debt securities in an offering, if such persons repurchase previously distributed debt securities in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. Such persons are not required to engage in these activities, and may end any of these activities at any time. The debt securities may or may not be listed on a national securities exchange. We cannot assure you as to the future liquidity of the trading market, if any, for any debt securities issued.

LEGAL MATTERS

Legal matters relating to the securities offered hereby will be passed upon for us by Miller, Canfield, Paddock and Stone P.L.C., Detroit, Michigan.

EXPERTS

The financial statements, incorporated in this Registration Statement by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of BorgWarner’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants that file electronically with the SEC (such as us). In addition, you can read and copy our SEC filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly filed documents into this prospectus, which means that we may disclose material information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K) at any time after the initial filing of the registration statement, whether before or after it is declared effective, until the offering of the securities is terminated.

The following documents that we previously filed with the SEC (SEC File No. 001-12162) are incorporated by reference; provided, however, that we are not incorporating, in each case, any document or information deemed to have been furnished and not filed in accordance with SEC rules:

(1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 14, 2008; and

(2) Our definitive Proxy Statement on Schedule 14A, relating to our 2007 annual meeting of stockholders filed on March 23, 2007.

We will provide at no cost to any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents, unless specifically incorporated by reference. You should direct any requests for documents to BorgWarner Inc., 3850 Hamlin Road, Auburn Hills, Michigan 48326, Attention: Corporate Secretary.

$275,000,000

% Convertible Senior Notes Due 2012

Prospectus Supplement

April   , 2009

Joint Book-Running Managers

Morgan Stanley
Merrill Lynch & Co.
Citi
Deutsche Bank Securities